Exhibit 10.29

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION HAS BEEN MARKED AS “[REDACTED]”.

Confidential	Execution Version

Dated 11 September 2026

CADELER PLC
as Borrower

DNB BANK ASA
as Mandated Lead Arranger

with

DNB BANK ASA
as Agent

DNB BANK ASA
as Security Agent

THE BANKS AND FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1
as Original Lenders

BRIDGE FACILITY AGREEMENT FOR A LOAN FACILITY OF
up to €220,000,000

Contents

Clause	Page

Section 1 - Interpretation	4
1 Definitions and interpretation	4
Section 2 - The Facility	26
2 The Facility	26
3 Purpose	27
4 Conditions of Utilisation	27
Section 3 - Utilisation	29
5 Utilisation	29
Section 4 - Repayment, Prepayment and Cancellation	30
6 Repayment	30
7 Illegality, prepayment and cancellation	31
8 Restrictions	35
Section 5 - Costs of Utilisation	37
9 Interest	37
10 Interest Periods	38
11 Changes to the calculation of interest	38
12 Fees	40
Section 6 - Additional Payment Obligations	41
13 Tax gross-up and indemnities	41
14 Increased Costs	49
15 Other indemnities	50
16 Mitigation by the Lenders	53
17 Costs and expenses	54
Section 7 - Representations, Undertakings and Events of Default	56
18 Representations	56
19 Information undertakings	63
20 Financial covenants	67
21 General undertakings	70
22 Business restrictions	74
23 Events of Default	75
Section 8 - Changes to Parties	80
24 Changes to the Lenders	80
25 Changes to the Borrower	84
Section 9 - The Finance Parties	86
26 Roles of Agent, Security Agent and Mandated Lead Arranger	86
27 Trust and security matters	97
28 Enforcement of Transaction Security	101

29 Application of proceeds	102
30 Reference Banks	105
31 Finance Parties tax affairs	106
32 Finance Parties acting together	106
33 Sharing among the Finance Parties	106
Section 10 - Administration	108
34 Payment mechanics	108
35 Set-off	111
36 Notices	111
37 Calculations and certificates	113
38 Partial invalidity	113
39 Remedies and waivers	113
40 Amendments and waivers	114
41 Confidential Information	118
42 Confidentiality of Funding Rates and Reference Bank Quotations	121
43 Counterparts	123
44 Contractual recognition of bail-in	123
Section 11 - Governing Law and Enforcement	124
45 Governing law	124
46 Enforcement	124
Schedule 1 The original parties	125
Schedule 2 Conditions precedent	128
Part 1 Initial conditions precedent	128
Part 2 Conditions precedent before Utilisation	130
Part 3 Conditions precedent to the Cadeler Holdings Acquisition	132
Schedule 3 Utilisation Request	134
Schedule 4 Selection Notice	135
Schedule 5 Form of Transfer Certificate	136
Schedule 6 Form of Compliance Certificate	140
Schedule 7 Forms of Notifiable Debt Purchase Transaction Notice	141
Part 1 Form of Notice on Entering into Notifiable Debt Purchase Transaction	141
Part 2 Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with Borrower Affiliate	142
Schedule 8 Form of QPP Certificate	143
Schedule 9 Form of Extension Request	144

THIS AGREEMENT is dated 11 September 2026 but shall, subject to clause 2.3 (Effectiveness), become effective on and from the Effective Date and made between:

(1)	CADELER PLC details of which are specified in Schedule 1 (The original parties) as borrower (the Borrower);

(2)	DNB BANK ASA as mandated lead arranger (the Mandated Lead Arranger);

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 (The original parties) as lenders (the Original Lenders);

(4)	DNB BANK ASA as agent of the other Finance Parties (other than the Security Agent) (the Agent); and

(5)	DNB BANK ASA as security agent and trustee for the other Finance Parties (the Security Agent).

IT IS AGREED as follows:

Section 1 -  Interpretation

1	Definitions and interpretation

1.1	Definitions

In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

Acceptable Bank means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non-credit enhanced debt obligations of “A-” or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or “Baa1” or higher by Moody's Investor Services Limited or a comparable rating from another internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Majority Lenders,

and which is approved by the Borrower.

Accounting Reference Date means 31 December or such other date as may be approved by the Majority Lenders.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent includes any person who may be appointed as such under the Finance Documents and includes any separate trustee or co-trustee appointed under clause 27.8 (Additional trustees).

Anti-Corruption Laws means any laws, rules and regulations of any jurisdiction, concerning bribery or corruption, including (without limitation):

(a)	the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.);

(b)	the U.K. Bribery Act 2010; and

(c)	sections 387 – 389 (combined with Section 15) of the Norwegian Penal Code of 2005.

Anti-Money Laundering Laws means any laws, rules and regulations relating to money laundering or terrorist financing, including (without limitation), the anti-money laundering provisions and anti-terrorism financing included in sections 337 – 341 (combined with Section 15) and sections 135 and 136 (combined with Section 15) of the Norwegian Penal Code of 2005.

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Auditors means EY Godkendt Revisionspartnerselskab or any other “Big Four” accounting firm appointed by Cadeler A/S or, as applicable, on and from the Share Exchange Completion, the Borrower to act as its or their statutory auditors.

Authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration.

Available Commitment means a Lender's Commitment minus the amount of its participation in the Loan.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(c)	in relation to any other state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

Basel Accords means the Basel II Accord, the Basel III Accord and Reformed Basel III.

Basel Regulation means either a Basel II Regulation or a Basel III Regulation.

Basel II Accord means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord or Reformed Basel III.

Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Regulations applicable to such Finance Party) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel Accords.

Basel II Regulation means:

(a)	any law or regulation in force as at the date hereof implementing the Basel II Accord (including the relevant provisions of CRR) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord or Reformed Basel III; and

(b)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.

Basel III Accord means, together:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”, including Reformed Basel III.

Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) and includes a CRR Increased Cost.

Basel III Regulation means any law or regulation implementing the Basel III Accord (including the relevant provisions of CRR) save to the extent that such law or regulation re-enacts a Basel II Regulation.

Borrower Affiliate means the Borrower and each of its Affiliates, any trust of which the Borrower or any of its Affiliates is a trustee, any partnership of which the Borrower or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Borrower or any of its Affiliates.

Break Costs means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or any relevant part of it or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or any relevant part of it or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the relevant principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of that Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Copenhagen, London and Oslo, and (in relation to any date for payment or purchase of euro) any TARGET Day.

BW Group means BW Altor Pte. Ltd. of the Republic of Singapore and its Subsidiaries from time to time.

Cadeler A/S means Cadeler A/S with registered number 31180503 having its registered office at Kalvebod Brygge 43, 1560 Copenhagen V, Denmark.

Cadeler A/S Share Security means, in relation to Cadeler A/S, the document constituting a first priority Security Interest by the Borrower in favour of the Security Agent or any other Finance Party in the agreed form in respect of all of its shares in Cadeler A/S.

Cadeler Holdings means Cadeler Holdings Limited with registered number 07964020 having its registered office at Avocet Court, 8 Central Avenue, St Andrews Business Park, Norwich, NR7 0HR, United Kingdom.

Cadeler Holdings Acquisition means the acquisition by the Borrower of 100% of the share capital of Cadeler Holdings from Cadeler A/S, which will follow the Share Exchange Completion and the completion of the Squeeze Out.

Change of Control occurs if, at any time and without the prior written approval of all the Lenders:

(a)	prior to the Cadeler Holdings Acquisition, Cadeler Holdings ceases to be a direct wholly-owned Subsidiary of Cadeler A/S; or

(b)	on and following the Cadeler Holdings Acquisition, Cadeler Holdings ceases to be a direct wholly-owned Subsidiary of the Borrower; or

(c)	on and following the Share Exchange Completion and prior to the completion of the Transfer of Cadeler A/S, the Borrower ceases to be the direct shareholder of at least 90 per cent. of the issued and outstanding voting share capital (excluding shares held in treasury by Cadeler A/S) in Cadeler A/S; or

(d)	on and following the Transfer of Cadeler A/S, Cadeler A/S ceases to be a wholly-owned direct Subsidiary of Cadeler Holdings; or

(e)	any person or group of persons acting in concert (other than Swire Pacific, Scorpio Group or the BW Group) hold legally and beneficially more than 25% of either (i) the issued and outstanding share capital and/or (ii) the issued and outstanding voting share capital, of the Borrower.

Charged Property means all of the assets of the Borrower which from time to time are, or are expressed or intended to be, the subject of the Transaction Security.

CHL Share Security means, in relation to Cadeler Holdings, the document constituting a first Security Interest by the Borrower in favour of the Security Agent or any other Finance Party in the agreed form in respect of all of the shares in Cadeler Holdings.

Code means the US Internal Revenue Code of 1986, as amended.

Commitment means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (The original parties) and the amount of any other Commitment assigned to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment assigned to it under this Agreement,

to the extent not cancelled, reduced or assigned by it under this Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate) or otherwise approved.

Confidential Information means all information relating to the Borrower, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any Group Member or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Group Member or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 41 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any Group Member or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

Confidentiality Undertaking means a confidentiality undertaking substantially in the form recommended by the Loan Market Association.

Constitutional Documents means the Borrower’s memorandum and articles of association, by-laws or other constitutional documents including as referred to in any certificate relating to the Borrower delivered pursuant to Schedule 2 (Conditions precedent).

CRR means either CRR-EU or, as the context may require, CRR-UK.

CRR-EU means regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms and regulation 2019/876 of the European Union amending Regulation (EU) No 575/2013 and all delegated and implementing regulations supplementing that Regulation.

CRR Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with the CRR (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

CRR-UK means CRR-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement) Act 2020 and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations 2019.

CTA means the Corporation Tax Act 2009.

Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under the Loan under this Agreement.

Default means an Event of Default or any event or circumstance specified in clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Defaulting Lender means any Lender:

(a)	which has failed to make its participation in the Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in the Loan available) by the Utilisation Date in accordance with clause 5.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and,

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Delegate means any delegate, agent, attorney, additional trustee or co-trustee appointed by the Security Agent.

Delisting means, at any relevant time, the removal of the shares of Cadeler A/S from the official list and/or from trading on the New York Stock Exchange, the Oslo Stock Exchange and any other stock exchange on which those shares are admitted to trading at that time, and Delist and Delisted shall be construed accordingly.

Deloitte Report means the Project Albion Draft Extract Strawman Report dated 27 April 2026.

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

EBITDA has the meaning given to that term in clause 20.2 (Financial definitions).

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

Effective Date means the date on which Share Exchange Completion occurs.

Effective Date Backstop Date means 30 November 2026, or such later date as agreed between the Agent (acting on the instructions of all the Lenders) and the Borrower.

Eligible Institution means any Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower and which, in each case, is not a Group Member.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

EURIBOR means, in relation to the Loan or any part of it and any Unpaid Sum:

(a)	the applicable Screen Rate as of 11:00 a.m. (Brussels time) on the relevant Quotation Day for a period equal in length to the Interest Period of the Loan or relevant part of it or Unpaid Sum; or

(b)	as otherwise determined pursuant to clause 11.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

Event of Default means any event or circumstance specified as such in clause 23 (Events of Default).

Extension means an extension of the Final Maturity Date to Extension Date A or (as the case may be) Extension Date B.

Extension Date A means three Months from the Final Maturity Date.

Extension Date B means three Months from Extension Date A.

Extension Request means a notice from the Borrower substantially in the form of Schedule 9 (Form of Extension Request).

Facility means the term loan facility made available by the Lenders under this Agreement as described in clause 2 (The Facility).

Facility Office means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for Tax purposes.

Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Borrower under the Finance Documents has been irrevocably and unconditionally and discharged in full.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

FATCA FFI means a foreign financial institution as defined in section 1471(d)(4) of the Code which could be required to make a FATCA Deduction.

Fee Letters means any letters entered into between (a) any Finance Parties and (b) the Borrower by reference to this Agreement in relation to any fees payable to any Finance Parties and Fee Letter means any one of them.

Final Maturity Date means, subject to clause 6.2 (Extension options), six Months from the date of this Agreement.

Finance Documents means this Agreement, any Compliance Certificate, any Fee Letter, the Utilisation Request, the Security Documents, any Transfer Certificate and any other document designated as such by the Agent and the Borrower.

Finance Party means the Agent, the Security Agent, the Mandated Lead Arranger or a Lender.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under IFRS);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Final Maturity Date or are otherwise classified as borrowings under IFRS;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing or otherwise classified as borrowings under IFRS; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

Financial Year means the annual accounting period of the Group ending on or about the Accounting Reference Date in each year.

Fleet Vessel means any vessel owned, operated, managed or crewed by any Group Member.

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of clause 11.4 (Cost of funds).

Group means:

(a)	on and from the date of this Agreement and up until the Share Exchange Completion, and for the purpose of calculating the financial covenants in clause 20 (Financial covenants) in respect of any Measurement Period ending before the Share Exchange Completion, Cadeler A/S;

(b)	on and from the date of the Share Exchange Completion and up until the end of the Facility Period, and for the purpose of calculating the financial covenants in clause 20 (Financial covenants) in respect of any Measurement Period during which the Share Exchange Completion occurs and any Measurement Period thereafter, the Borrower, and, in each case, its Subsidiaries for the time being and, for the purposes of clause 19.3 (Financial statements) and clause 20 (Financial covenants), any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with IFRS and/or any applicable law.

Group Member means the Borrower, Cadeler A/S and any other entity which is part of the Group.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

IFRS means International Financial Reporting Standards (IFRS Standards) applicable from time to time.

Impaired Agent means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 3 Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increased Costs has the meaning given to that term in clause 14.1 (Increased costs).

Indemnified Person means:

(a)	each Finance Party, each Receiver, any Delegate and any attorney, agent or other person appointed by them under the Finance Documents;

(b)	each Affiliate of those persons; and

(c)	any officers, directors, employees, advisers, representatives or agents of any of the above persons.

Information Package means (a) the registration statement and prospectus of the Borrower on Form F-4 (File No. 333-298599) and (b) the tender offer statement of the Borrower on Schedule TO, in each case, as filed or to be filed by the Borrower with the United States Securities and Exchange Commission in relation to the Share Exchange Offer, and including all amendments thereto and any document exhibited to or incorporated by reference therein.

Insolvency Event in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other enforcement action or legal process levied, enforced, taken or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Interbank Market means the European interbank market.

Interest Period means, in relation to the Loan, each period determined in accordance with clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 9.3 (Default interest).

Interpolated Screen Rate means, in relation to EURIBOR for an Interest Period with respect to the Loan or any part of it or any Unpaid Sum, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period,

each as of 11:00 a.m. (Brussels time) on the relevant Quotation Day.

ITA means the Income Tax Act 2007.

Last Availability Date means the earlier of (i) the Utilisation Date and (ii) the Squeeze Out Longstop Date, or such other date as may be approved by the Lenders.

Legal Opinion means any legal opinion delivered to the Agent and the Security Agent under clause 4 (Conditions of Utilisation).

Legal Reservations means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984;

(c)	the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(d)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(e)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

Lender means:

(a)	any of the Original Lenders; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with any provisions of this Agreement,

which in each case has not ceased to be a Party as Lender in accordance with the terms of this Agreement, and Lenders means all of them.

Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

Losses means any costs, expenses (including, but not limited to, legal fees), payments, charges, losses, demands, liabilities, taxes (including VAT), claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.

Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

Margin means:

(a)	for the period commencing on the Utilisation Date and ending on the date falling three Months thereafter (Step Up Date A), two point six zero per cent. (2.60%);

(b)	for the period commencing on the day after Step Up Date A and ending on the date falling three Months thereafter (Step Up Date B), two point eight five per cent. (2.85%);

(c)	for the period commencing on the day after Step Up Date B and ending on the date falling three Months thereafter (Step Up Date C), three point one zero per cent. (3.10%);

(d)	for the period commencing on the day after Step Up Date C and ending on the date falling three Months thereafter (Step Up Date D), three point six zero per cent. (3.60%); and

(e)	for each successive period of three Months commencing on the day after Step Up Date D, the Margin applicable to such quarterly period shall increase by 50 basis points above the Margin applicable to the immediately preceding quarterly period.

Material Adverse Effect means a material adverse effect on:

(a)	the operations, property or condition (financial or otherwise) of the Borrower; or

(b)	the ability of the Borrower to perform its obligations under any of the Finance Documents; or

(c)	the legality, validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or any of the rights or remedies of any Finance Party under any of the Finance Documents.

Measurement Period has the meaning given to that term in clause 20.2 (Financial definitions).

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in the calendar month in which that period is to end (if there is one) or on the immediately preceding Business Day (if there is not);

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

New Lender has the meaning given to that term in clause 24 (Changes to the Lenders).

Notifiable Debt Purchase Transaction has the meaning given to that term in clause 25.3 (Disenfranchisement of Debt Purchase Transactions entered into by Borrower Affiliates).

Original Financial Statements means the audited financial statements of the Borrower for its Financial Year ended 31 December 2025, the audited consolidated financial statements of Cadeler A/S for its Financial Year ended 31 December 2025 and the unaudited consolidated financial statements of Cadeler A/S for the financial quarter ended 30 June 2026.

Original Jurisdiction means, in relation to the Borrower, the jurisdiction under whose laws the Borrower is incorporated as at the date of this Agreement.

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Permitted Reorganisation means the reorganisation of Cadeler A/S and its Subsidiaries as described in more detail in the Deloitte Report, upon the completion of which each of the following shall have occurred:

(a)	the Share Exchange Offer, Share Exchange Completion, Delisting and Squeeze Out;

(b)	the Cadeler Holdings Acquisition; and

(c)	the Transfer of Cadeler A/S.

Permitted Security Interests means any Security Interest over it which is:

(a)	granted by the Finance Documents; or

(b)	approved by the Majority Lenders.

QPP Certificate has the meaning given to it in clause 13 (Tax gross up and indemnities).

QPP Lender has the meaning given to it in clause 13 (Tax gross up and indemnities).

Qualifying Lender has the meaning given to that term in clause 13 (Tax gross up and indemnities).

Quasi-Security has the meaning given to that term in clause 22.2 (General negative pledge).

Quotation Day means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period unless market practice in the Interbank Market differs, in which case the Quotation Day shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property appointed under any Security Document.

Reference Bank Quotation means any quotation supplied to the Agent by a Reference Bank under any Finance Document.

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(b)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

Reference Banks means, in relation to EURIBOR, such entities as may be appointed by the Agent in consultation with the Borrower.

Reformed Basel III means the agreements contained in “Basel III: Finalising post-crisis reforms” published by the Basel Committee on Banking Supervision in December 2017, as amended, supplemented or restated.

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Exchange means the primary exchange on which the ordinary shares of Cadeler A/S are listed and admitted to trading, being, as at the date of this Agreement, the Oslo Stock Exchange, or such other exchange as the Agent may reasonably determine to be the primary trading market for those shares.

Relevant Jurisdiction means, in relation to the Borrower:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any Charged Property owned by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Repeating Representations means each of the representations set out in clauses 18.2 (Status) to 18.7 (Governing law and enforcement), 18.8(b) and 18.8(e) (No misleading information), 18.9(a) to 18.9(c) (Original Financial Statements), 18.10 (Pari passu ranking), 18.11 (Ranking and effectiveness of security), 18.21 (Anti-Corruption Laws and Anti-Money Laundering Laws) and 18.22 (Security and Financial Indebtedness).

Required Threshold means 90 per cent. of the issued share capital and voting rights of Cadeler A/S.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

Restricted Party means a person that is:

(a)	listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person);

(b)	located in or incorporated under the laws of any Sanctioned Country;

(c)	directly or indirectly owned or controlled by, or acting on behalf, at the direction, or for the benefit, of a person referred to in paragraphs (a) and/or (to the extent relevant under Sanctions) (b) above; or

(d)	otherwise, or will become with the expiry of any period of time, subject to Sanctions.

Sanctioned Country means a country or territory whose government is the target of, or that is subject to, comprehensive, country-wide or territory-wide Sanctions (including, as at the date of this Agreement, Sudan, Cuba, Syria, Iran, North Korea and Crimea as well as the Donetsk, Luhansk, Zaporizhzhia and Kherson regions of Ukraine).

Sanctions means any applicable (to the Borrower, Group Member, each of their directors, officers and employees and/or Finance Party as the context provides) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes or other restrictive measures enacted or enforced by a Sanctions Authority.

Sanctions Advisory means the sanctions advisory for the Maritime Industry, Energy and Metals Sectors, and Related Communities issued May 14, 2020 by the US Department of the Treasury, Department of State and Coast Guard, as may be amended or supplemented, and any similar future advisory.

Sanctions Authority means the Norwegian State, the United Nations, the European Union, each of the present or future Member States of the European Union, the United Kingdom, the United States of America, the Monetary Authority of Singapore and the Hong Kong Monetary Authority and the respective governmental institutions and agencies of the foregoing, including, but not limited to, His Majesty’s Treasury (HMT), the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, and any of their respective legislative, executive, enforcement and/or regulatory authorities or bodies acting in connection with Sanctions and any governmental authority with jurisdiction over the Borrower.

Sanctions List means:

(a)	the lists of Sanctions designations and/or targets maintained by any Sanctions Authority;

(b)	any other Sanctions designation or target listed and/or adopted by a Sanctions Authority; and/or

(c)	any similar list maintained by, or any public announcement of Sanctions designation made by, any Sanctions Authority,

in all cases, as amended, supplemented or replaced from time to time.

Scorpio Group means Scorpio Holdings Limited of the Republic of the Marshall Islands and its Subsidiaries from time to time.

Screen Rate means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower and the Lenders.

Secured Obligations means all indebtedness and obligations at any time of the Borrower to any Finance Party (whether for its own account or as agent or trustee for itself and/or other Finance Parties) under, or related to, the Finance Documents.

Security Agent includes any person as may be appointed as such under the Finance Documents and includes any separate trustee or co-trustee appointment under clause 27.8 (Additional trustees).

Security Documents means:

(a)	the Cadeler A/S Share Security;

(b)	the CHL Share Security; and

(c)	any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Property means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Finance Parties and all proceeds of that Transaction Security;

(b)	all obligations expressed to be undertaken by the Borrower to pay amounts in respect of the Secured Obligations to the Security Agent as trustee for the Finance Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by the Borrower in favour of the Security Agent as trustee for the Finance Parties; and

(c)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Finance Parties.

Selection Notice means a notice substantially in the form set out in Schedule 4 (Selection Notice) given in accordance with clause 10 (Interest Periods).

Share Exchange Completion means the date on which the completion of the transfer of at least ninety per cent (90%) of the issued and outstanding share capital and/or the issued and outstanding voting share capital in Cadeler A/S in favour of the Borrower occurs in acceptance of the Share Exchange Offer.

Share Exchange Offer means the offer by the Borrower to acquire one hundred per cent. (100%) of the shares in Cadeler A/S in exchange for the issue of the same number of new shares in the Borrower.

Squeeze Out means the squeeze out procedure whereby the non-consenting/tendering shareholders to the Share Exchange Offer (limited to 10% or less of shareholders) will receive cash consideration for their shares in accordance with the terms of the Information Package.

Squeeze Out Longstop Date means the earlier of : (i) the date falling 6 Months from the date of this Agreement and (ii) the date falling 60 calendar days from the Share Exchange Completion.

Squeeze Out Price means the aggregate consideration payable in cash to the non-consenting shareholders of Cadeler A/S upon the acquisition of their shares in connection with and, up to and including, completion of the Squeeze Out.

Subsidiary of a person means any other person:

(a)	directly or indirectly controlled by such person; or

(b)	of whose dividends or distributions on ordinary voting share capital such person is beneficially entitled to receive more than fifty per cent. (50%),

and a person is a "wholly-owned Subsidiary" of another person if it has no members except that other person and that other person's wholly-owned Subsidiaries or persons acting on behalf of that other person or its wholly-owned Subsidiaries.

Swire Pacific means Swire Pacific Limited of 33/F, One Pacific Place, 88 Queensway, the HKSAR, the People’s Republic of China and its Subsidiaries from time to time.

T2 means the real time gross settlement system operated by the Eurosystem, or any successor system.

TARGET Day means any day on which T2 is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and Taxation shall be construed accordingly.

Total Commitments means the aggregate of the Commitments, being €220,000,000 at the date of this Agreement.

Transaction Documents means, in connection with the Permitted Reorganisation, any offer document, registration statement, prospectus, circular, announcement of completion of share exchange and initiation of squeeze-out, squeeze-out notice / compulsory acquisition notice and delisting application and any related filing, notice or submission made to any regulatory authority and any other document designated as a Transaction Document by the Borrower and the Agent.

Transaction Security means the Security Interests created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.

Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

Transfer Date means, in relation to an assignment pursuant to a Transfer Certificate, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

Transfer of Cadeler A/S means the contribution by the Borrower of the shares in Cadeler A/S to Cadeler Holdings against the issuance of new shares in Cadeler Holdings to the Borrower which will follow the Share Exchange Completion and completion of the Squeeze Out and the Cadeler Holdings Acquisition.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

Unpaid Sum means any sum due and payable but unpaid by the Borrower under the Finance Documents.

US means the United States of America.

Utilisation means the making of the Loan.

Utilisation Date means the date on which the Utilisation is to be made.

Utilisation Request means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

VAT means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)	any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

Write-down and Conversion Powers means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in any of the Finance Documents to:

(i)	Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(ii)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(iii)	words importing the plural shall include the singular and vice versa;

(iv)	a time of day are to Central European time (CET);

(v)	any person includes its successors in title, permitted assignees or transferees;

(vi)	the knowledge, awareness and/or beliefs (and similar expressions) of the Borrower shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of the Borrower, having made due and careful enquiry;

(vii)	two or more persons are acting in concert if pursuant to an agreement or understanding (whether formal or informal) they actively co-operate, through the acquisition (directly or indirectly) of shares, partnership interest or units or limited liability company interest in an entity by any of them, either directly or indirectly, to obtain or consolidate control of that entity;

(viii)	a document in agreed form means:

(A)	where a Finance Document has already been executed by all of the relevant parties to it, such Finance Document in its executed form;

(B)	prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent and the Borrower as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower or, if not so agreed or approved, is in the form specified by the Agent;

(ix)	approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Agent acting on the instructions of the Majority Lenders (on such conditions as the Agent (acting on the instructions of the Majority Lenders) may impose) and approval and approve shall be construed accordingly;

(x)	assets includes present and future properties, revenues and rights of every description;

(xi)	an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;

(xii)	control of an entity means:

(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1)	cast, or control the casting of, more than fifty per cent. (50%) of the maximum number of votes that might be cast at a general meeting of that entity; or

(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(3)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(B)	the holding beneficially of more than fifty per cent. (50%) of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital), and controlled shall be construed accordingly;

(xiii)	a Lender's cost of funds in relation to its participation in the Loan (or any relevant part of it) is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in the Loan (or any relevant part of it) for a period equal in length to the Interest Period for the Loan (or any relevant part of it);

(xiv)	the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(xv)	the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11.00 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent's spot rate of exchange);

(xvi)	a government entity means any government, state or agency of a state;

(xvii)	a group of Lenders or a group of Finance Parties includes all the Lenders or (as the case may be) all the Finance Parties;

(xviii)	a guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xix)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xx)	an obligation means any duty, obligation or liability of any kind;

(xxi)	something being in the ordinary course of business of a person means something that is in the ordinary course of that person's current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(xxii)	pay, prepay or repay in clause 22 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;

(xxiii)	a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xxiv)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and, in relation to any Lender, includes (without limitation) any Basel Regulation which is applicable to that Lender;

(xxv)	right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(xxvi)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;

(xxvii)	(i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors; and

(xxviii)	a provision of law is a reference to that provision as amended or re-enacted from time to time.

(b)	The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

(d)	Section, clause and Schedule headings are for ease of reference only.

(e)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(f)	A Default (other than an Event of Default) is continuing if it has not been remedied (if capable of being remedied) or waived and an Event of Default is continuing if it has not been waived.

(g)	Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter, the terms of this Agreement shall prevail.

1.3	Currency symbols and definitions

(a)	€, EUR and euro denote the lawful currency of the Participating Member States.

(b)	dollar, $ and USD mean the lawful currency of the United States of America;

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a provision expressed to be for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of the relevant Finance Document.

(b)	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).

(c)	An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

1.5	Finance Documents

Where any other Finance Document provides that this clause 1.5 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or the Borrower shall apply to that Finance Document as if set out in it but with all necessary changes.

1.6	Conflict of documents

The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

Section 2 -  The Facility

2	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, the Loan (or any relevant part of it) or any other amount owed by the Borrower which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by the Borrower.

(c)	A Finance Party may, except as specifically provided in the Finance Documents (including clause 32 (Finance Parties acting together)), separately enforce its rights under or in connection with the Finance Documents.

2.3	Effectiveness

(a)	Subject to paragraph (b) below, the terms and provisions of this Agreement shall only apply and be effective on and from the Effective Date.

(b)	Notwithstanding paragraph (a) above, the following terms and provisions of this Agreement shall apply and be effective on and from the date of this Agreement:

(i)	all terms and provisions as between the Finance Parties;

(ii)	clause 1 (Definitions and interpretation);

(iii)	clause 2 (The Facility);

(iv)	clause 7.1 (Illegality);

(v)	clause 9 (Interest);

(vi)	clauses 12.1 (Commitment fee) and 12.3 (Extension fee);

(vii)	clause 13 (Tax gross-up and indemnities) to 15 (Other indemnities);

(viii)	clause 17 (Costs and expenses) to clause 19 (Information undertakings);

(ix)	clause 21 (General undertakings);

(x)	clauses 22 (Business restrictions) to clause 23 (Events of Default); and

(xi)	clauses 24 (Changes to the Lenders) to 46 (Enforcement).

(c)	In the event that the Effective Date has not occurred by the Effective Date Backstop Date, this Agreement shall be terminated with immediate effect and the terms and provisions of this Agreement shall cease to apply, provided that:

(i)	the terms and provisions of this Agreement listed in paragraph (b) above shall survive such termination until all amounts due and payable to (or which have accrued in favour of) the Finance Parties under the Finance Documents, as at the time of such termination, have been paid in full by the Borrower; and

(ii)	clause 41 (Confidential Information) shall continue to apply in accordance with its terms.

3	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed under the Facility in accordance with this clause 3.

3.2	Squeeze out

The Total Commitments shall be made available solely for the purpose of assisting the Borrower to fund the Squeeze Out.

3.3	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

The Borrower may not deliver the Utilisation Request unless the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part 1 (Initial conditions precedent) of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent.

4.2	Conditions precedent before Utilisation

The Commitments may only be borrowed under this Agreement if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent (acting reasonably).

4.3	Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders' participation) if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date, no Default is continuing or would result from the proposed Utilisation;

(b)	on the date of the Utilisation Request and on the proposed Utilisation Date, all of the representations set out in clause 18 (Representations) (except the representations set out in clauses 18.14 (No filing or stamp taxes) to 18.17 (Other Tax matters) and clause 18.26 (No adverse consequences)) are true in all material respects; and

(c)	on the date of the Utilisation Request and on the proposed Utilisation Date, no events, facts, conditions or circumstances shall exist or have arisen or occurred (and neither the Agent nor any Lender shall have become aware of other events, facts, conditions or circumstances not previously known to it), which the Agent (acting on the instructions of the Majority Lenders) shall determine, have had or could reasonably be expected to have, a Material Adverse Effect.

4.4	Waiver of conditions precedent

The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders.

Section 3 - Utilisation

5	Utilisation

5.1	Delivery of the Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 10:00 a.m. (Oslo time) five Business Days before the proposed Utilisation Date (or such later date before the proposed Utilisation Date as may be approved by all the Lenders).

5.2	Completion of the Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day falling not later than the Last Availability Date;

(ii)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with clause 10 (Interest Periods); and

(iv)	it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose).

(b)	Only one Utilisation Request may be submitted and the Total Commitments may only be borrowed in one Loan in a single amount.

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be euro.

(b)	The total amount available and advanced under the Facility shall not exceed the lower of:

(i)	the Total Commitments;

(ii)	100% of the Squeeze Out Price; and

(iii)	10% of the market capitalisation of Cadeler A/S at the time of the Share Exchange Completion.

5.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by 11:00 am (CET time) on the relevant Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in the Loan will be equal to the proportion borne by its Commitment to the Total Commitments immediately prior to making the Loan.

(c)	The Agent shall promptly notify each Lender of the amount of the Loan and the amount of its participation in the Loan, in each case by 11:00 a.m. (CET time) on the date falling two Business Days before the relevant Quotation Day.

(d)	The Agent shall pay all amounts received by it in respect of the Loan (and its own participation in it, if any) to the Borrower in accordance with the instructions contained in the Utilisation Request.

Section 4 -  Repayment, Prepayment and Cancellation

6	Repayment

6.1	Repayment

The Borrower shall repay the Loan in full by a single bullet instalment on the Final Maturity Date.

6.2	Extension options

(a)	The Borrower may request the extension of the Final Maturity Date by delivery to the Agent of a duly completed Extension Request in accordance with this clause 6.2.

(b)	The Borrower may deliver an Extension Request (the First Extension Request), requesting the extension of the Final Maturity Date relating to all Commitments under the Loan to Extension Date A, no later than the date falling 30 days (or such shorter period as the Lenders may approve) prior to the Final Maturity Date.

(c)	The Borrower may deliver a second Extension Request (the Second Extension Request) requesting the further extension of the Final Maturity Date relating to all Commitments under the Loan to Extension Date B no later than the date falling 30 days (or such shorter period as the Lenders may approve) prior to Extension Date A.

(d)	Each Extension Request shall be irrevocable and the Borrower may not deliver more than one of each such Extension Request.

(e)	The Borrower may only deliver an Extension Request if on the date of that Extension Request:

(i)	no Default has occurred and is continuing or would occur as a consequence of the proposed extension; and

(ii)	the Repeating Representations are true and correct in all material respects.

(f)	The Agent shall, promptly upon receipt of the same, deliver a copy of a duly completed Extension Request to each Lender which has a Commitment to which that Extension Request relates.

(g)	Subject to paragraph (h) below, the Final Maturity Date applicable to a Lender’s Commitments under the Loan shall be extended to:

(i)	Extension Date A, in the case of a First Extension Request; and

(ii)	Extension Date B, in the case of a Second Extension Request.

(h)	The Final Maturity Date shall only be extended pursuant to paragraph (g) above if on the Final Maturity Date or Extension Date A (as applicable):

(i)	no Default has occurred and is continuing or would occur as a consequence of the proposed extension;

(ii)	the Repeating Representations are true and correct in all material respects;

(iii)	the Borrower shall have, at its own cost, entered into such amendments to this Agreement and such supplemental or replacement Finance Documents as the Agent considers necessary or desirable in order to ensure the continued effectiveness and validity of this Agreement, the Security Interests granted under the Security Documents (or, in the case of the latter, the Agent has otherwise received written confirmation from relevant counsel to it that no such supplemental or replacement Security Documents are necessary in connection with the relevant extension);

(iv)	the Borrower has paid, or has agreed in a Fee Letter to pay, any extension fees charged by the Lenders in connection with the exercise of the relevant extension option; and

(v)	the Borrower has, at its own cost, provided to the Agent such documents and evidence of the type referred to in Schedule 2 (Conditions precedent) as the Majority Lenders may require in their absolute discretion in connection with the execution of any documentation of the type referred to in sub-paragraph (iii) above or otherwise in connection with the relevant extension.

7	Illegality, prepayment and cancellation

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful or contrary to Sanctions for a Lender to perform any of its obligations as contemplated by this Agreement or any of the other Finance Documents, or for any Lender to fund or maintain its participation in the Loan or it becomes unlawful or contrary to Sanctions for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled and the Total Commitments shall be reduced correspondingly; and

(c)	to the extent that the Lender’s participation has not been assigned pursuant to clause 7.7 (Replacement of Lender), the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participation repaid.

7.2	Change of control

(a)	The Borrower shall promptly notify the Agent upon becoming aware of a Change of Control occurring.

(b)	If a Change of Control occurs (without the consent of all the Lenders):

(i)	a Lender shall not be obliged to fund the Loan; and

(ii)	unless all the Lenders provide their consent to such Change of Control within 90 Business Days of the Borrower notifying the Agent of the Change of Control, the Agent shall, at any time after the end of such 90 Business Day period and by not less than 45 prior days’ notice to the Borrower, cancel all the Commitments and declare the Loan together with accrued interest, fees and all other sums payable under this Agreement and any other Finance Document under or in connection with the Loan immediately due and payable and the Loan together with accrued interest, fees and all other sums payable under this Agreement and any other Finance Document under or in connection with the Loan shall be immediately due and payable at the end of such 45 day notice period.

7.3	Voluntary cancellation

The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of €1,000,000 and a multiple of €100,000) of the Total Commitments which is undrawn at the proposed date of cancellation. Upon any such cancellation, the Total Commitments shall be reduced by the same amount.

7.4	Voluntary prepayment

The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of €1,000,000 and a multiple of €100,000), on the last day of an Interest Period in respect of the amount to be prepaid (or any other date subject to payment of any Break Costs).

7.5	Right of cancellation and prepayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under clause 13.3 (Tax indemnity) or clause 14.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and their intention to procure the repayment of that Lender’s participation in the Loan.

(b)	On receipt of a notice referred to in paragraph (a) above, the Available Commitment of that Lender shall immediately be reduced to zero and the Total Commitments shall be reduced correspondingly. The Agent shall as soon as practicable after receipt of a notice referred to in clause 7.5(a) above, notify all the Lenders.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan together with all interest and other amounts accrued under the Finance Documents which is then owing to it and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.

7.6	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender give the Agent 10 Business Days’ notice of cancellation of the Available Commitment of that Lender.

(b)	On such notice becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero and the Total Commitments shall be reduced correspondingly and the Agent shall as soon as practicable after receipt of such notice, notify all the Lenders.

7.7	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii)	the Borrower becomes obliged to repay any amount in accordance with clause 7.1 (Illegality) to any Lender; or

(iii)	any of the circumstances set out in paragraph (a) of clause 7.5 (Right of cancellation and prepayment in relation to a single Lender) apply to a Lender,

the Borrower may, on 10 Business Days’ prior notice to the Agent and that Lender, replace such Lender by requiring such Lender to assign (and, to the extent permitted by law, such Lender shall assign) pursuant to clause 24 (Changes to the Lenders) all (and not part only) of its rights under this Agreement (and any Security Document to which such Lender is a party in its capacity as a Lender) to an Eligible Institution (a Replacement Lender) which confirms its willingness to assume and does assume all the obligations of the assigning Lender in accordance with clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of the assignment in an amount equal to the aggregate of:

(A)	the outstanding principal amount of such Lender’s participation in the Loan;

(B)	all accrued interest owing to such Lender;

(C)	the Break Costs which would have been payable to such Lender pursuant to clause 11.6 (Break Costs) had the Borrower prepaid in full that Lender’s participation in the Loan on the date of the assignment; and

(D)	all other amounts payable to that Lender under the Finance Documents on the date of the assignment.

(b)	The replacement of a Lender pursuant to this clause 7.7 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or the Security Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 Business Days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)	in no event shall the Lender replaced under this clause 7.7 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)	the Lender shall only be obliged to assign its rights pursuant to paragraph (a) above once each of such Lender and the Agent are satisfied that each has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that assignment.

(c)	Each of the Lender and the Agent shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and the relevant Lender shall notify the Agent when it is satisfied (and the Agent shall notify the Borrower when each of that Lender and the Agent is satisfied) that it has complied with those checks.

(d)	In the event that:

(i)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders;

(iii)	all information requested by the Lenders has been provided by the Borrower to the Lenders to enable them to assess the consent, waiver or amendment in question; and

(iv)	the Majority Lenders have consented or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment shall, after being provided reasonably sufficient time to consider and process the consent, waiver or amendment in question (and in any event, not less than 10 Business Days from the date on which paragraph (iii) above has been complied with) be deemed a Non-Consenting Lender.

7.8	Automatic cancellation

The unutilised Commitment (if any) of each Lender in relation to the Loan shall be automatically cancelled at close of business in Oslo on the Last Availability Date.

7.9	Mandatory prepayment – Squeeze Out Longstop Date

(a)	The Borrower shall promptly notify the Agent if completion of the Squeeze Out has not occurred on or before the Squeeze Out Longstop Date.

(b)	If:

(i)	any court order, injunction, determination, ruling or decision of any court, tribunal or regulatory authority is made or issued which:

(A)	restrains, enjoins, prohibits or purports to invalidate the Share Exchange Offer, Share Exchange Completion, the Squeeze Out or any Delisting;

(B)	requires the Borrower to divest any shares in Cadeler A/S acquired pursuant thereto;

(C)	declares any compulsory acquisition notice void, unlawful or unenforceable; or

(D)	otherwise prevents or materially impedes completion of the Squeeze Out or any Delisting,

and such order, injunction, determination, ruling or decision is not discharged, set aside, stayed or reversed within 20 Business Days of being made or issued;

(ii)	any change in, or change in the interpretation or application by any regulatory authority or court of, any law, regulation or regulatory framework of any Relevant Jurisdiction governing squeeze-outs, compulsory acquisitions, tender offers, exchange offers, takeovers, delistings or related matters prevents or makes unlawful completion of the Squeeze Out in the manner contemplated by the Transaction Documents, materially increases the Required Threshold above the level held or controlled by the Borrower and its Affiliates or otherwise materially and adversely impedes the ability of the Borrower to achieve completion of the Squeeze Out on or before the Squeeze Out Longstop Date;

(iii)	a final, non-appealable judgment, order or determination of any court or tribunal of competent jurisdiction is made which invalidates, sets aside or declares void the Squeeze Out or any compulsory acquisition notice, determines that the Borrower does not have good and valid title to any shares in Cadeler A/S purportedly acquired pursuant to the Squeeze Out, requires the Borrower to return, transfer or otherwise divest any such shares or requires the Borrower to pay consideration in respect of the Squeeze Out materially in excess of the amount provided for in the Transaction Documents, in each case in a manner which materially and adversely affects the validity, enforceability or effectiveness of the Squeeze Out, the Borrower’s title to shares in Cadeler A/S or the ability of the Borrower to perform its obligations under the Finance Documents; or

(iv)	completion of the Squeeze Out has not occurred on or before the Squeeze Out Longstop Date,

in each case, the Available Commitments of each Lender shall be immediately and automatically cancelled and to the extent the Facility is outstanding, the Borrower shall immediately prepay the Loan in full.

(c)	Any prepayment under this clause 7.9 shall be applied pro rata to the Lenders’ participations in the Loan.

8	Restrictions

8.1	Notices of cancellation and prepayment

Any notice of cancellation or prepayment given by any Party under clause 7 (Illegality, prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

8.3	Reborrowing

The Borrower may not re-borrow any part of the Facility which is prepaid or repaid.

8.4	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.5	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.6	Agent’s receipt of notices

If the Agent receives a notice under clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.7	Effect of repayment and prepayment on Commitments

If all or part of any Lender’s participation in the Loan is repaid or prepaid, an amount of that Lender’s Commitment equal to the amount of the participation which is repaid or prepaid will be deemed to be cancelled on the date of repayment or prepayment.

8.8	Application of cancellations

If the Total Commitments are partially reduced and/or the Loan is partially prepaid under this Agreement (other than under clause 7.1 (Illegality), clause 7.5 (Right of cancellation and prepayment in relation to a single Lender) and clause 7.6 (Right of cancellation in relation to a Defaulting Lender)), the Commitments of the Lenders shall be reduced rateably.

8.9	Application of prepayments

(a)	Any prepayment required as a result of a cancellation in full of an individual Lender’s Commitment under clause 7.1 (Illegality) or clause 7.5 (Right of cancellation and prepayment in relation to a single Lender) shall be applied in prepaying the relevant Lender’s participation in the Loan.

(b)	Any other partial prepayment of the Loan shall be applied pro rata to the participation of all the Lenders in the Loan.

8.10	Removal of Finance Parties from security

Upon cancellation and prepayment in full of an individual Lender’s Commitment under clause 7.1 (Illegality) or clause 7.5 (Right of cancellation and prepayment in relation to a single Lender), that Lender and the other Parties must promptly take whatever action the Agent may, in its reasonable opinion, deem necessary or desirable for the purpose of removing that Lender as a party to and beneficiary of any Security Documents granted in favour of (among others) the Lenders.

Section 5 -  Costs of Utilisation

9	Interest

9.1	Calculation of interest

The rate of interest on the Loan (or any relevant part of it for which there is a separate Interest Period) for each Interest Period for the Loan is the percentage rate per annum which is the aggregate of:

(a)	the applicable Margin; and

(b)	EURIBOR for the relevant Interest Period.

9.2	Payment of interest

The Borrower shall pay accrued interest on the Loan (or any relevant part of it) on the last day of each Interest Period for the Loan (or the relevant part of it) (and, if an Interest Period is longer than 3 Months, on the dates falling at 3 Monthly intervals after the first day of that Interest Period).

9.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document to a Finance Party on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is two per cent. (2%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(b)	Any interest accruing under this clause 9.3 shall be immediately payable by the Borrower on demand by the Agent.

(c)	If any overdue amount consists of all or part of the Loan (or any relevant part of it) which became due on a day which was not the last day of an Interest Period relating to the Loan or the relevant part of it:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or the relevant part of it; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. (2%) per annum higher than the rate which would have applied if the overdue amount had not become due.

(d)	Default interest payable under this clause 9.3 (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

(a)	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to the Loan (or any relevant part of it).

10	Interest Periods

10.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period in the Utilisation Request and (after the Loan has been borrowed) may select an Interest Period for the Loan in a Selection Notice.

(b)	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower not later than 11:00 a.m. four Business Days before the last day of the then current Interest Period for the Loan.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with the above paragraph, the relevant Interest Period will be 3 Month(s).

(d)	Subject to this clause 10.1, the Borrower may select an Interest Period of one Month or three Months or any other period agreed between the Borrower and the Agent.

(e)	No Interest Period shall extend beyond the Final Maturity Date.

(f)	The first Interest Period for the Loan shall start on the Utilisation Date and each subsequent Interest Period shall start on the last day of its preceding Interest Period.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11	Changes to the calculation of interest

11.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for EURIBOR for an Interest Period, EURIBOR shall be the Interpolated Screen Rate for a period equal in length to that Interest Period.

(b)	Reference Bank Rate: If no Screen Rate is available for EURIBOR for:

(i)	euro; or

(ii)	the relevant Interest Period and it is not possible to calculate the Interpolated Screen Rate,

EURIBOR shall be the Reference Bank Rate as of 11.30 a.m. (Brussels time) on the relevant Quotation Day and for a period equal in length to the relevant Interest Period.

(c)	Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for euro or the relevant Interest Period, there shall be no EURIBOR for that Interest Period and clause 11.4 (Cost of funds) shall apply for that Interest Period.

11.2	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if EURIBOR for an Interest Period is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.30 a.m. (Brussels time) on the relevant Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about 11.30 a.m. (Brussels time) on the relevant Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for that Interest Period.

11.3	Market disruption

If before close of business in London on the Quotation Day for an Interest Period for the Loan (or any part of it) either (i) EURIBOR is unavailable or (ii) the Agent receives notifications from a Lender or Lenders (whose aggregate participations in the Loan exceed fifty per cent. (50%) of the Loan) that the cost to it of funding its participation in the Loan or relevant part of it from whatever source it may reasonably select would be in excess of EURIBOR then clause 11.4 (Cost of funds) shall apply to the Loan or relevant part of it for the relevant Interest Period.

11.4	Cost of funds

(a)	If this clause 11.4 applies, the rate of interest on each Lender’s share of the Loan or relevant part of it for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event within ten Business Days of the first day of that Interest Period (or, if earlier, on the date falling ten Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in the Loan.

(b)	If this clause 11.4 applies and the Agent or the Borrower so require, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(d)	If this clause 11.4 applies pursuant to clause 11.3 (Market disruption) and:

(i)	a Lender’s Funding Rate is less than EURIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in the Loan or relevant part of it for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR.

(e)	If this clause 11.4 applies pursuant to clause 11.1 (Unavailability of Screen Rate) but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

11.5	Notification to Borrower

If clause 11.4 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Borrower.

11.6	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan (or any relevant part of it) or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate to the Borrower and the Agent confirming the amount of its Break Costs for any Interest Period in which they accrue.

12	Fees

12.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in euro computed at the rate per annum equal to 35% of the Margin applicable to the Loan, on that Lender’s Available Commitment in respect of the Loan, calculated on a daily basis from the date of this Agreement (the Start Date).

(b)	The Borrower shall pay the accrued commitment fee on the last day of the period of three Months commencing on the Start Date, on the last day of each successive period of three Months thereafter until the earlier of the Last Availability Date and the Utilisation Date, on the earlier of such dates and, if cancelled in full, on the cancelled amount of the relevant Lender’s Available Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any undrawn Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2	Mandated Lead Arranger fee

The Borrower shall pay to the Mandated Lead Arranger a mandated lead arranger fee in the amount and at the times agreed in a Fee Letter.

12.3	Extension fee

The Borrower shall pay to the Mandated Lead Arranger on each Extension an extension fee in the amount and at the times agreed in a Fee Letter.

12.4	Funding fee

The Borrower shall pay to the Mandated Lead Arranger a funding fee in the amount and at the times agreed in a Fee Letter.

Section 6 -  Additional Payment Obligations

13	Tax gross-up and indemnities

13.1	Definitions

In this Agreement:

Borrower DTTP Filing means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the Borrower, which:

(a)	where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 1 (The original parties), and is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(b)	where it relates to a Treaty Lender that is not an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a Party as a Lender and is filed with HM Revenue & Customs within 30 days of that date.

Cancelled Certificate means any QPP Certificate in respect of which HM Revenue & Customs has given a notification under regulation 7(4)(b) of the QPP Regulations so that such QPP Certificate is a cancelled certificate for the purposes of the QPP Regulations.

Protected Party means a Finance Party or, in relation to clause 15.4 (Indemnity concerning security) and clause 15.7 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 15.4 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

QPP Certificate means a creditor certificate for the purposes of the QPP Regulations, given, in the case of an Original Lender, in the form set out in Schedule 8 (Form of QPP Certificate), or, in the case of a New Lender, in the form set out in Schedule 2 of Schedule 5 (Form of Transfer Certificate), as applicable.

QPP Lender means a Lender which has delivered a QPP Certificate to the Borrower, provided that such QPP Certificate is not a Withdrawn Certificate or a Cancelled Certificate.

QPP Regulations means the Qualifying Private Placement Regulations 2015 (2015 No. 2002).

Qualifying Lender means:

(a)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:

(A)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)	a Treaty Lender; or

(iv)	a QPP Lender; or

(b)	a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document.

Tax Confirmation means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by the Borrower to a Finance Party under clause 13.2 (Tax gross-up) or a payment under clause 13.3 (Tax indemnity).

Treaty Lender means a Lender which is not a QPP Lender and:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

UK Non-Bank Lender means, where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender who gives a Tax Confirmation in the assignment agreement or transfer certificate which it executes on becoming a Party.

Withdrawn Certificate means a withdrawn certificate for the purposes of the QPP Regulations.

Unless a contrary indication appears, in this clause 13, a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:

(A)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a Direction) under section 931 of the ITA which relates to the payment and that Lender has received from the Borrower making the payment a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of “Qualifying Lender” and:

(A)	the relevant Lender has not given a Tax Confirmation to the Borrower; and

(B)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrower, on the basis that the Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)	the relevant Lender is a Treaty Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) or (h) (as applicable) below.

(e)	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

(i)	Subject to paragraph (ii) below, a Treaty Lender and the Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing within a reasonable time of being requested to do so any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.

(ii)

(A)	A Treaty Lender which is an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 1 (The original parties); and

(B)	a Treaty Lender which is not an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.

(h)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:

(i)	the Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)	the Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A)	the Borrower DTTP Filing has been rejected by HM Revenue & Customs;

(B)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of a Borrower DTTP Filing; or

(C)	HM Revenue & Customs has given the Borrower authority to make payments to that Lender without a Tax Deduction but such authority has subsequently been revoked or expired,

and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(i)	If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, the Borrower shall not make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment or its participation in the Loan unless the Lender otherwise agrees.

(j)	The Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(k)	A UK Non-Bank Lender which is an Original Lender gives a Tax Confirmation to the Borrower by entering into this Agreement.

(l)	A UK Non-Bank Lender shall promptly notify the Borrower and the Agent if there is any change in the position from that set out in the Tax Confirmation.

(m)	If the Borrower receives a notification from HM Revenue & Customs that a QPP Certificate given by a Lender has no effect, the Borrower shall promptly deliver a copy of that notification to that Lender.

13.3	Tax indemnity

(a)	The Borrower shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party reasonably determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under clause 13.2 (Tax gross-up); or

(B)	is compensated for under clause 13.7 (Stamp taxes) or clause 13.8 (Value added tax); or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this clause 13.3, notify the Agent.

13.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable (A) to an increased payment of which that Tax Payment forms part, (B) to that Tax Payment or (C) to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

13.5	Indemnities on after Tax basis

(a)	If an Event of Default is continuing or where the Agent and/or Security Agent have taken any steps pursuant to clause 23.16 (Acceleration), to the extent that any sum payable to any Protected Party by the Borrower under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrower shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

(b)	If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrower to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrower shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

(c)	For the purposes of paragraphs (a) and (b) above, a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party’s profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

13.6	Lender status confirmation

Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Party as a Lender, and for the benefit of the Agent and without liability to the Borrower, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If such a Lender fails to indicate its status in accordance with this clause 13.6 then that Lender shall be treated for the purposes of this Agreement (including by the Borrower) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this clause 13.6.

13.7	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.8	Value added tax

(a)	All amounts expressed to be payable under a Finance Document by any party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this clause 13.8 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)	In relation to any supply made by a Finance Party to any party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13.9	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party as soon as reasonably practicable.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.10	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

14	Increased Costs

14.1	Increased costs

(a)	Subject to clause 14.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:

(i)	arises as a result of (A) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (B) compliance with any law or regulation in either case made after the date of this Agreement; and/or

(ii)	is a Basel III Increased Cost.

(b)	In this Agreement Increased Costs means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to any Increased Cost which is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	attributable to a FATCA Deduction required to be made by a Party; or

(iii)	compensated for under clause 13.7 (Stamp taxes) or clause 13.8 (Value added tax);

(iv)	compensated for by clause 13.3 (Tax indemnity) (or would have been compensated for under clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of clause 13.3 (Tax indemnity) applied); or

(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In paragraph (a) above, a reference to a Tax Deduction has the same meaning given to the term in clause 13.1 (Definitions).

15	Other indemnities

15.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; and/or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall, as an independent obligation, within three Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall, within three Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 33 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Agent and the Security Agent

The Borrower shall promptly indemnify the Agent and the Security Agent against:

(a)	any and all Losses (together with any applicable VAT) incurred by the Agent or the Security Agent (acting reasonably) as a result of:

(i)	without prejudice to clause 26.11 (Rights and discretions of the Agent and the Security Agent), investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	instructing lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents where, unless any of the circumstances in paragraphs (i), (ii) or (iv) apply or an Event of Default is continuing, such Losses are pre-approved by the Borrower (such approval not to be unreasonably withheld or delayed); or

(iv)	any action taken by the Agent or the Security Agent or any of their representatives, agents or contractors in connection with any powers conferred by any Security Document to enforce any Security Interest thereunder or to remedy any breach of the Borrower’s obligations under the Finance Documents, and

(b)	any and all Losses (including, without limitation, in respect of liability for negligence or any other category of liability whatsoever) (together with any applicable VAT) incurred by the Agent or the Security Agent (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 34.10 (Disruption to payment systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent or the Security Agent) in acting as Agent or the Security Agent under the Finance Documents.

15.4	Indemnity concerning security

(a)	The Borrower shall promptly indemnify each Indemnified Person against any and all Losses (together with any applicable VAT) incurred by it as a result of:

(i)	any failure by the Borrower to comply with its obligations under clause 17 (Costs and expenses) or any similar provision in any other Finance Document;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and/or any other Finance Party in whose favour any Security Document has been granted and each Receiver and each Delegate by the Finance Documents or by law (otherwise, in each case, than by reason of the relevant Security Agent’s and/or other Finance Party’s, Receiver’s or Delegate’s gross negligence or wilful misconduct);

(v)	any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(vi)	any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person);

(vii)	instructing lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents where, unless any of the circumstances in paragraphs (i) to (vi) or paragraph (viii) apply or an Event of Default is continuing, such Losses are pre-approved by the Borrower (such approval not to be unreasonably withheld or delayed); or

(viii)	(in the case of the Security Agent and/or any other Finance Party in whose favour any Security Document has been granted, any Receiver and any Delegate) acting as Security Agent and/or as holder of any of the Transaction Security, Receiver or Delegate under the Finance Documents or which otherwise relates to the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent’s and/or other Finance Party’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)	The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 15.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

15.5	Continuation of indemnities

The indemnities by the Borrower in favour of any Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrower of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Total Commitments or the repudiation by any Finance Party or the Borrower of this Agreement.

15.6	Third Parties Act

(a)	Each Indemnified Person may rely on the terms of clause 15.4 (Indemnity concerning security) and clauses 13 (Tax gross-up and indemnities) and 15.7 (Interest) insofar as it relates to interest on, or the calculation of, any amount demanded by that Indemnified Person under clause 15.4 (Indemnity concerning security), subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(b)	Where an Indemnified Person (other than a Finance Party) (the Relevant Beneficiary) who is:

(i)	appointed by a Finance Party under the Finance Documents;

(ii)	an Affiliate of any such person or that Finance Party; or

(iii)	an officer, director, employee, adviser, representative or agent of any of the above persons or that Finance Party,

is entitled to receive any amount (a Third Party Claim) under any of the provisions referred to in paragraph (a) above:

(A)	the Borrower shall at the same time as the relevant Third Party Claim is due to the Relevant Beneficiary pay to that Finance Party a sum in the amount of that Third Party Claim;

(B)	payment of such sum to that Finance Party shall, to the extent of that payment, satisfy the corresponding obligations of the Borrower to pay the Third Party Claim to the Relevant Beneficiary; and

(C)	if the Borrower pays the Third Party Claim direct to the Relevant Beneficiary, such payment shall, to the extent of that payment, satisfy the corresponding obligations of the Borrower to that Finance Party under sub-paragraph (A) above.

15.7	Interest

Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this clause 15 (Other indemnities) or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrower to such Indemnified Person (both before and after judgment) at the rate referred to in clause 9.3 (Default interest).

15.8	Exclusion of liability

Without prejudice to any other provision of the Finance Documents excluding or limiting the liability of any Indemnified Person, no Indemnified Person will be in any way liable or responsible to the Borrower (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this clause 15.8 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

15.9	Squeeze-out indemnity

The Borrower shall, within three Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party in its capacity as a Finance Party under the Finance Documents arising out of or in connection with:

(a)	the Squeeze Out, any Delisting or any compulsory acquisition of shares in Cadeler A/S by the Borrower or any of its Affiliates;

(b)	any claim, challenge, objection, complaint, proceeding, action, litigation, arbitration or dispute brought or threatened by any minority shareholder, dissenting shareholder or other person in connection with the Squeeze Out, any Delisting, any Transaction Document or the consideration or valuation offered or paid in connection therewith (including any appraisal proceeding, valuation objection, fairness challenge or claim for additional or alternative consideration);

(c)	any regulatory investigation, enquiry, enforcement action or proceeding relating to the Squeeze Out, any Delisting or any Transaction Document;

(d)	any order, injunction, determination, ruling or decision of any court, tribunal, regulatory authority or arbitral body relating to the Squeeze Out, any Delisting or any Transaction Document; or

(e)	any breach or alleged breach of applicable law, regulation, rule, code, guideline, securities law, stock exchange rule, takeover rule, corporate governance requirement or disclosure obligation in connection with the Squeeze Out, any Delisting or any Transaction Document,

except, in each case, to the extent that any such Losses are directly caused by the gross negligence or wilful misconduct of that Finance Party.

16	Mitigation by the Lenders

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 13 (Tax gross-up and indemnities) or clause 14 (Increased costs) including (but not limited to) assigning its rights under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

16.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17	Costs and expenses

17.1	Transaction expenses

The Borrower shall, promptly on demand and in any event within 5 Business Days, pay the Agent, the Security Agent and the Mandated Lead Arranger the amount of all costs and expenses pre-approved by the Borrower (such approval not to be unreasonably withheld or delayed) (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:

(a)	this Agreement and any other documents referred to in this Agreement and the Security Documents;

(b)	any other Finance Documents executed or proposed to be executed after the date of this Agreement; or

(c)	any Security Interest expressed or intended to be granted by a Finance Document,

whether or not the transactions contemplated under the Finance Documents are consummated.

17.2	Amendment costs

If:

(a)	the Borrower requests an amendment, waiver or consent;

(b)	any amendment or waiver is contemplated or agreed pursuant to clause 40.5 (Replacement of Screen Rate); or

(c)	an amendment is required pursuant to clause 34.9 (Change of currency),

the Borrower shall, within three Business Days of demand by the Agent or the Security Agent reimburse the Agent or the Security Agent for the amount of all reasonably incurred and documented costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by the Agent or the Security Agent (and by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Agent’s and Security Agent’s management time and additional remuneration

(a)	Following the occurrence of an Event of Default that is continuing, any amount payable to the Agent or the Security Agent under clause 15.3 (Indemnity to the Agent and the Security Agent), clause 15.4 (Indemnity concerning security), clause 17 (Costs and expenses) or clause 26.15 (Lenders’ indemnity to the Agent and others) shall include the cost of utilising the Agent’s or (as the case may be) the Security Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or (as the case may be) the Security Agent may notify to the Borrower and the other Finance Parties, and is in addition to any other fee paid or payable to the Agent or the Security Agent.

(b)	Without prejudice to paragraph (a) above, in the event of:

(i)	an Event of Default;

(ii)	the Agent or the Security Agent being requested by the Borrower or the other Finance Parties to undertake duties which the Agent or (as the case may be) the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Agent or (as the case may be) the Security Agent under the Finance Documents; or

(iii)	the Agent or (as the case may be) the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,

the Borrower shall pay to the Agent or (as the case may be) the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.

(c)	If the Agent or (as the case may be) the Security Agent and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Agent or (as the case may be) the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Agent or (as the case may be) the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

17.4	Enforcement, preservation and other costs

The Borrower shall, on demand by a Finance Party, pay to each Finance Party the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any Transaction Security and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights.

Section 7 -  Representations, Undertakings and Events of Default

18	Representations

18.1	The Borrower makes and repeats the representations and warranties set out in this clause 18 to each Finance Party in accordance with and at the times specified in clause 18.31 (Times when representations are made).

18.2	Status

(a)	The Borrower is a company or corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)	The Borrower has power and authority to own its assets and to carry on its business as it is now being conducted.

(c)	The Borrower is not a FATCA FFI.

18.3	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by the Borrower in each Finance Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above) each Security Document to which the Borrower is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

18.4	Non-conflict

The entry into and performance by the Borrower of, and the transactions contemplated by the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to the Borrower;

(b)	the Constitutional Documents of the Borrower or any other Group Member; or

(c)	any material agreement or other material instrument binding upon the Borrower or any other Group Member or its or any other Group Member’s assets,

or constitute a default or termination event (however described) under any such material agreement or material instrument or result in the creation of any Security Interest on the Borrower’s or any other Group Member’s assets, rights or revenues.

18.5	Power and authority

(a)	The Borrower has the power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, performance and delivery of, and compliance with, each Finance Document to which it is, or is to be, a party and each of the transactions contemplated by those documents.

(b)	No limitation on the Borrower’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document to which the Borrower is, or is to be, a party.

18.6	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable the Borrower lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document to which it is a party;

(ii)	to make each Finance Document to which it is a party admissible in evidence in its Relevant Jurisdictions; and

(iii)	to ensure that the Transaction Security has the priority and ranking contemplated by the Security Documents,

have been obtained or effected and are in full force and effect except any Authorisation or filing referred to in clause 18.14 (No filing or stamp taxes), which Authorisation or filing will be promptly obtained or effected within any applicable period.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Borrower and each other Group Member have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations is reasonably likely to have a Material Adverse Effect.

18.7	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of any Finance Document will be recognised and enforced in the Borrower’s Relevant Jurisdiction.

(b)	Subject to the Legal Reservations, any judgment obtained in relation to any Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the Borrower’s Relevant Jurisdiction.

18.8	No misleading information

(a)	Any factual information contained in the Information Package is true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)	Any financial projection or forecast contained in the Information Package and any budget provided pursuant to clause 19.6 (Budget) have been prepared on the basis of recent historical information and on the basis of reasonable assumptions and were fair (as at the date of the relevant report or document containing the projection or forecast or of the relevant budget) and arrived at after careful consideration.

(c)	The expressions of opinion or intention provided by or on behalf of the Borrower for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds.

(d)	No event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect.

(e)	All other written information provided by any Group Member (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect.

(f)	For the purposes of this clause 18.8, Information Package means any written information provided by the Borrower or any other Group Member to any of the Finance Parties in connection with the Finance Documents or the transactions referred to in them (including any information memorandum).

18.9	Original Financial Statements

(a)	The Original Financial Statements were prepared in accordance with IFRS consistently applied.

(b)	The Original Financial Statements give a true and fair view of the financial condition as at the end of the relevant financial half year and the results of operations of the Borrower during such period.

(c)	There has been no material adverse change in the assets, business or financial condition or operations of the Borrower since the date of the Original Financial Statements.

18.10	Pari passu ranking

The Borrower’s payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.11	Ranking and effectiveness of security

Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any Legal Opinion:

(a)	the Transaction Security has (or will have when the relevant Security Documents have been executed) the priority which it is expressed to have in the Security Documents;

(b)	the Charged Property is not subject to any Security Interest other than Permitted Security Interests; and

(c)	the Transaction Security will constitute perfected security on the assets described in the Security Documents.

18.12	Ownership of Charged Property

The Borrower is the sole legal and beneficial owner of the Charged Property over which it purports to grant a Security Interest under the Security Documents, subject to the Permitted Reorganisation.

18.13	No insolvency

No corporate action, legal proceeding or other procedure or step described in clause 23.7 (Insolvency proceedings) or creditors’ process described in clause 23.8 (Creditors’ process) has been taken or, to the knowledge of the Borrower, threatened in relation to a Group Member and none of the circumstances described in clause 23.6 (Insolvency) applies to any Group Member.

18.14	No filing or stamp taxes

Under the laws of the Borrower’s Relevant Jurisdiction it is not necessary that any Finance Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or the transactions contemplated by the Finance Documents except for any filing, recording or enrolling or any tax (including stamp duty) or fee payable in relation to any Finance Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document.

18.15	Deduction of Tax

The Borrower is not required to make any Tax Deduction (as defined in clause 13.1 (Definitions)) from any payment it may make under any Finance Document to which it is, or is to be, a party and no other party is required to make any such deduction from any payment it may make under any other Finance Document, provided in each case that such payment is to a Qualifying Lender.

18.16	Tax compliance

(a)	Neither the Borrower nor any other Group Member is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against the Borrower or other Group Member with respect to Taxes such that a liability of, or claim against, the Borrower or other Group Member is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which is reasonably likely to have a Material Adverse Effect.

(c)	The Borrower is resident for Tax purposes only in its Original Jurisdiction.

18.17	Other tax matters

The execution or delivery or performance by any Party of the Finance Documents will not result in any Finance Party having or being deemed to have a place of business in any Relevant Jurisdiction of the Borrower.

18.18	No Default

(a)	No Default is continuing or might reasonably be expected to result from the making of the Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on the Borrower or any other Group Member or to which the Borrower’s (or any other Group Member’s) assets are subject which is reasonably likely to have a Material Adverse Effect.

18.19	No proceedings

(a)	No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which is reasonably likely to have a Material Adverse Effect has or have (to the best of the Borrower’s knowledge and belief (having made due and careful enquiry)) been started or threatened against the Borrower or any other Group Member.

(b)	No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is reasonably likely to have a Material Adverse Effect has (to the best of the Borrower’s knowledge and belief (having made due and careful enquiry)) been made against the Borrower or any other Group Member.

18.20	No breach of laws

(a)	Neither the Borrower nor any other Group Member has breached any law or regulation which breach is reasonably likely to have a Material Adverse Effect.

(b)	No labour dispute is current or, to the best of the Borrower’s knowledge and belief (having made due and careful enquiry), threatened against the Borrower which is reasonably likely to have a Material Adverse Effect.

18.21	Anti-Corruption Laws and Anti-Money Laundering Laws

(a)	Each Group Member has conducted its businesses in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(b)	Without limiting the generality of paragraph (a) above, no Group Member has engaged in any activity or conduct which violates Anti-Corruption Laws or Anti-Money Laundering Laws.

18.22	Security and Financial Indebtedness

(a)	No Security Interest exists over all or any of the present or future assets of the Borrower or other Group Member in breach of this Agreement.

(b)	Neither the Borrower nor any other Group Member has any Financial Indebtedness outstanding in breach of this Agreement.

18.23	Shares

(a)	The shares of the Borrower are fully paid and not subject to any option to purchase or similar rights.

(b)	The Constitutional Documents of the Borrower do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents.

(c)	There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Borrower (including any option or right of pre-emption or conversion).

18.24	No Change of Control

There has not been a Change of Control.

18.25	Accounting Reference Date

The Financial Year-end of the Borrower and each other Group Member is the Accounting Reference Date.

18.26	No adverse consequences

(a)	It is not necessary under the laws of the Relevant Jurisdiction of the Borrower:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document to which it is, or is to be, a party; or

(ii)	by reason of the execution of any Finance Document or the performance by the Borrower of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

(b)	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction of the Borrower by reason only of the execution, performance and/or enforcement of any Finance Document.

18.27	Copies of documents

The copies of the Constitutional Documents of the Borrower delivered to the Agent under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to those Finance Documents which would materially affect the transactions or arrangements contemplated by them or modify or release the obligations of any party under them.

18.28	No immunity

Neither the Borrower nor any of its assets is immune to any legal action or proceeding.

18.29	Sanctions

(a)	No Group Member, nor the Borrower nor any of their respective directors, officers or, so far as the Borrower is aware, none of their employees:

(i)	is a Restricted Party;

(ii)	is in breach of Sanctions;

(iii)	owns or controls a Restricted Party;

(iv)	is currently engaging in any transaction, activity or conduct which is reasonably likely to result in a violation of Sanctions; or

(v)	is, to its knowledge subject to, involved in or has received notice of any complaint, claim, action, suit, proceedings, formal notice, investigation or other action by any regulatory or enforcement authority or any Sanctions Authority.

(b)	The Borrower has implemented and maintains a Sanctions compliance policy or equivalent which, in accordance with the recommendations of the Sanctions Advisory, is designed to ensure compliance by the Borrower, each Group Member and their respective directors, officers, employees and agents with Sanctions. The Borrower, each Group Member and their respective directors, officers and, to the knowledge of the Borrower, its employees, are in compliance with Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Restricted Party. Without limitation on the foregoing, such Sanctions compliance policy shall procure that the Borrower, each Group Member and their respective directors, officers, employees and agents shall, where applicable:

(i)	conduct their activities in a manner compliant with Sanctions;

(ii)	have sufficient resources in place to ensure execution of and compliance with their own Sanctions policies by their personnel, including but not limited to direct hires, contractors, and staff;

(iii)	ensure Subsidiaries and Affiliates comply with the relevant policies, as applicable;

(iv)	have relevant controls in place to monitor automatic identification system (AIS) transponders;

(v)	have controls in place to screen and assess onboarding or offloading cargo in areas they determine to present a high risk;

(vi)	have controls to assess authenticity of bills of lading, as necessary; and

(vii)	have controls in place consistent with the Sanctions Advisory.

18.30	Squeeze Out

As of the Utilisation of the Loan:

(a)	the Borrower will have the power and authority to undertake, implement and complete the Share Exchange Offer, Share Exchange Completion, the Squeeze Out, any Delisting and the transactions contemplated by the Transaction Documents, and all corporate action required for that purpose has been or will, prior to the Utilisation Date, be taken, fulfilled or waived.

(b)	the Borrower will have complied in all material respects with all applicable laws, regulations, rules, codes and guidelines, including all applicable securities laws, stock exchange rules, takeover rules, corporate governance requirements and disclosure obligations, governing or relating to the Share Exchange Offer, Share Exchange Completion, the Squeeze Out and any Delisting.

(c)	each Transaction Document delivered to any regulatory authority, shareholder or the public in connection with the Share Exchange Completion or the Squeeze Out will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and any independent valuation report or fairness opinion delivered in connection with the Share Exchange Offer, Share Exchange Completion or the Squeeze Out has not been withdrawn, amended or qualified in any material respect.

(d)	the Borrower and/or its Affiliates will be the legal and beneficial owners of, or have received valid and irrevocable acceptances in respect of, shares and voting rights in Cadeler A/S sufficient to satisfy the Required Threshold, or the Required Threshold is reasonably expected to be satisfied upon settlement of the Share Exchange Completion, and no agreement, arrangement, understanding or event will exist which has resulted or could reasonably be expected to result in the Borrower ceasing to own or control shares or voting rights in Cadeler A/S equal to or in excess of the Required Threshold.

(e)	no litigation, arbitration, administrative or regulatory proceeding, investigation, enquiry, minority shareholder challenge, appraisal proceeding, valuation objection or other court action will be pending or, to the best of the Borrower’s knowledge and belief having made due and careful enquiry, threatened, which will have or could reasonably be expected to restrain, enjoin, prohibit, invalidate, delay or otherwise materially and adversely affect the Share Exchange Offer, Share Exchange Completion, the Squeeze Out, any Delisting, any Transaction Document or the financing contemplated by the Finance Documents; and

(f)	all regulatory approvals, clearances, consents, permissions, waivers, filings and waiting period expiries required from any regulatory authority for or in connection with the Share Exchange Offer, Share Exchange Completion, the Squeeze Out, any Delisting and the transactions contemplated by the Transaction Documents will have been obtained, made, satisfied or waived, or the Borrower will have no reason to believe that they will not be obtained, made, satisfied or waived on a timely basis and without conditions that would be materially adverse to the interests of the Finance Parties.

18.31	Times when representations are made

(a)	All of the representations and warranties set out in this clause 18 (other than the representation in clauses 18.14 (No filing or stamp taxes) to 18.17 (Other Tax matters) and clause 18.26 (No adverse consequences)) are deemed to be made on the dates of:

(i)	this Agreement;

(ii)	the Effective Date;

(iii)	the Utilisation Request; and

(iv)	the Utilisation,

provided that the representations and warranties set out in clause 18.30 (Squeeze Out) shall only be made on the Utilisation.

(b)	The Repeating Representations are deemed to be made on the first day of each Interest Period.

(c)	The representations set out in clauses 18.14 (No filing or stamp taxes) to 18.17 (Other Tax matters) and clause 18.26 (No adverse consequences) shall be made on the date of this Agreement, the Effective Date and in accordance with paragraph (a) above.

(d)	The representations included in clause 18.30 (Squeeze Out) shall not be made on the date of this Agreement.

(e)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

19	Information undertakings

19.1	Undertaking to comply

The Borrower undertakes that this clause 19 will be complied with throughout the Facility Period.

19.2	Interpretation

In this clause 19:

Annual Financial Statements means each of the audited consolidated financial statements for a Financial Year of Cadeler A/S (for any Financial Year prior to the Financial Year in which the Share Exchange Completion occurs) and the Borrower (for the Financial Year in which the Share Exchange Completion occurs and for any subsequent Financial Year) delivered pursuant to paragraph (a) of clause 19.3 (Financial statements).

Semi-Annual Financial Statements means each of the consolidated financial statements for the first half year of the Financial Year of Cadeler A/S (for any half year prior to the Share Exchange Completion) and the Borrower (for any half year ending on or after the Share Exchange Completion occurs and for any subsequent half year) delivered pursuant to paragraph (b) of clause 19.3 (Financial statements).

19.3	Financial statements

(a)	The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) and the Agent shall supply to the Lenders as soon as the same become available, but in any event within 120 days after the end of each Financial Year, the Annual Financial Statements of Cadeler A/S (for any Financial Year prior to the Financial Year in which the Share Exchange Completion occurs) and the Borrower (for the Financial Year in which the Share Exchange Completion occurs and for any subsequent Financial Year) for that Financial Year.

(b)	The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) and the Agent shall supply to the Lenders as soon as the same become available, but in any event within 90 days after the end of the first half year of each of its Financial Year (namely each six month period ending on 30 June of a Financial Year) the Semi-Annual Financial Statements of Cadeler A/S (for any Financial Year prior to the Financial Year in which the Share Exchange Completion occurs) and the Borrower (for the Financial Year in which the Share Exchange Completion occurs and for any subsequent Financial Year) for that financial half year.

19.4	Provision and contents of Compliance Certificate

(a)	The Borrower shall supply to the Agent and the Agent shall supply to each Lender a Compliance Certificate, with each set of Annual Financial Statements and Semi-Annual Financial Statements.

(b)	Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 20 (Financial Covenants).

(c)	Each Compliance Certificate shall be signed by the chief executive officer or chief financial officer of Cadeler A/S (for any Annual Financial Statements and Semi-Annual Financial Statements delivered in respect of Cadeler A/S) and the Borrower (for any Annual Financial Statements and Semi-Annual Financial Statements delivered in respect of the Borrower).

19.5	Requirements as to financial statements

(a)	The Borrower shall procure that each set of financial statements delivered pursuant to clause 19.3 (Financial statements) includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition, each set of such annual financial statements shall be audited by the Auditors.

(b)	Each set of financial statements delivered pursuant to clause 19.3 (Financial statements) shall:

(i)	be certified by a director of the relevant company as fairly presenting its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the annual financial statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those financial statements; and

(ii)	in the case of audited annual financial statements, not be the subject of any material qualification in the Auditors’ opinion.

(c)	Cadeler A/S (up to the Share Exchange Completion) and the Borrower (on and from the Share Exchange Completion) shall procure that each set of financial statements delivered pursuant to clause 19.3 (Financial statements) shall be prepared using IFRS, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, Cadeler A/S or the Borrower (as applicable) notifies the Agent that there has been a change in IFRS or the accounting practices and the Auditors deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the IFRS or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 20 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(d)	Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.6	Budget

(a)	Subject to paragraph (d) below, the Borrower shall supply to the Agent, as soon as the same become available but in any event before the start of each of its Financial Years, an electronic copy of its preliminary annual budget for that Financial Year. Such budget will be for preliminary information purposes only and will not have been reviewed and/or approved by the Borrower’s board of directors. The Borrower shall immediately upon the release of its annual report and final budget for the relevant Financial Year supply the Agent with the final budget as approved by its board of directors.

(b)	Subject to paragraph (d) below, the Borrower shall ensure that each preliminary budget for a Financial Year:

(i)	is in a form reasonably acceptable to the Agent (and, for the avoidance of doubt, the form of budget delivered to DNB Bank ASA on behalf of the Group for 2025 in connection with the Group’s other financing arrangement, shall be deemed to be an acceptable form) and includes:

(A)	a projected consolidation profit and loss balance sheet and cashflow projections and a cashflow statement for the Group;

(B)	projected financial covenant calculations; and

(C)	any other information reasonably requested by any Lender;

for that Financial Year and itemised for each calendar month of that Financial Year; and

(ii)	is prepared in accordance with IFRS and the accounting practices and financial reference periods applied to financial statements under clause 19.3 (Financial statements).

(c)	Subject to paragraph (d) below, if the Borrower updates or changes the budget, it shall within not more than 5 days of the update or change being made deliver to the Agent in sufficient copies each of the Lenders, such updated or changed budget together with a written explanation of the main changes in that budget.

(d)	Notwithstanding paragraphs (a) to (c) above, the Borrower shall only be obliged to supply the Agent with a preliminary budget where such obligation will not (A) be in breach of (i) applicable market abuse regulations and/or (ii) the Danish Financial Supervisory Authority’s or other relevant authority’s interpretation of guidance requirements for listed companies and/or (B) require the Borrower to make a public disclosure under applicable market abuse regulation and/or the Danish Financial Supervisory Authority’s or other relevant authority’s interpretation of disclosure on guidance.

19.7	Presentations

Once in every Financial Year, or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing or may have occurred or may occur, the Borrower shall procure that at least two of its directors (one of whom shall be the chief financial officer) give a presentation to the Finance Parties about the on-going business and financial performance of the Group and any other matter which a Finance Party may reasonably request.

19.8	Year-end

The Borrower shall procure that each Financial Year-end of the Borrower and each Group Member falls on the Accounting Reference Date.

19.9	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders):

(a)	at the same time as they are dispatched, copies of all documents dispatched by the Borrower to its shareholders generally (or any class of them) or dispatched by the Borrower to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Member, and which, if adversely determined, might reasonably be expected to have a Material Adverse Effect;

(c)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is made against any Group Member and which is reasonably likely to have a Material Adverse Effect;

(d)	promptly, such information as the Agent or the Security Agent may reasonably require about the Charged Property and compliance of the Borrower with the terms of any Security Documents;

(e)	promptly following a request, such further information regarding the financial condition, assets and operations of the Group and/or any Group Member as any Finance Party through the Agent may reasonably request and which can be delivered without breach of any legally binding confidentiality restrictions and/or applicable market abuse regulations on the part of the Borrower; and

(f)	promptly, such further information as may be required by any banking supervisory laws and regulations applicable to any Lender and/or as is in line with standard banking practice and which can be delivered without breach of any applicable market abuse regulations.

19.10	Notification of Default

(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon the Borrower becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers of the Borrower certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.11	Sufficient copies

The Borrower, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders.

19.12	Direct electronic delivery by the Borrower

The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender, as the case may be, in accordance with clause 36.5 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.

19.13	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower or the composition of the shareholders of the Borrower after the date of this Agreement;

(iii)	any internal policy of a Finance Party; or

(iv)	a proposed assignment by a Lender of any of its rights under this Agreement to a party that is not already a Lender prior to such assignment,

obliges the Agent, the Security Agent or any Lender (or, in the case of paragraph (iv) above, any prospective new Lender or the Security Agent) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it (or, where such information is not sufficiently up-to-date for the purpose of compliance with any banking supervisory laws applicable to any Lender and/or standard banking practices), the Borrower shall promptly upon the request of the Agent, the Security Agent, any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or the Security Agent) or any Lender or the Security Agent (for itself or, in the case of the event described in paragraph (iv) above, on behalf of any prospective new Lender) in order for the Agent, the Security Agent or such Lender or, in the case of the event described in paragraph (iv) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Finance Party shall, promptly upon the request of the Agent, the Security Agent or any Lender, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent, the Security Agent or any Lender (for itself) in order for it to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.14	Squeeze Out information

(a)	The Borrower shall supply to the Agent promptly upon publication copies of each Transaction Document or any publication, filing, submission, announcement, press release, public statement, stock exchange notification, filing, application, submission, notice to minority shareholders and material correspondence with any regulatory authority in connection with the Share Exchange Offer, the Share Exchange Completion, the Squeeze Out or any Delisting.

(b)	The Borrower shall supply to the Agent, during any offer period information on any changes to the timetable of the Squeeze Out and any Delisting, including any extension, revision or acceleration of the timetable, any waiver or amendment of an offer condition and the expected dates of completion of the Squeeze Out and each Delisting and shall as soon as practically possible upon the Agent’s request provide the Agent with an update on the progress and timetable of the Squeeze Out and any Delisting.

(c)	The Borrower shall promptly notify the Agent upon becoming aware of any litigation, arbitration, administrative or regulatory proceeding, investigation, enquiry, complaint, minority shareholder challenge, appraisal proceeding, valuation objection, court action, order, injunction, determination, direction or ruling relating to or affecting the Share Exchange Offer, Squeeze Out, any Delisting or any Transaction Document.

(d)	The Borrower shall promptly notify the Agent of any material change in the ownership structure, share capital, capitalisation or voting rights of the Borrower or Cadeler A/S (whether arising from any issuance, allotment, conversion, exercise, redemption, repurchase, cancellation, transfer, encumbrance or other dealing in shares or other equity securities of Cadeler A/S or otherwise).

20	Financial covenants

20.1	Undertaking to comply

The Borrower undertakes that this clause 20 will be complied with throughout the Facility Period.

20.2	Financial definitions

In this clause 20:

Cash and Cash Equivalents means at any relevant time:

(a)	cash in hand or on deposit with any bank;

(b)	Cash Equivalent Investments;

(c)	any undrawn and available amounts under any committed revolving and overdraft credit facilities; and

(d)	any other instrument, security or investment approved by the Majority Lenders,

which is free from any Security Interest and/or restrictions and to which any Group Member is beneficially entitled at that time and which are readily available to Group Members and capable of being applied against Financial Indebtedness, as demonstrated by the then most recent Financial Statements.

Cash Equivalent Investments means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and noncredit enhanced debt obligations, an equivalent rating;

(d)	any investment in money market funds which:

(i)	have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited; and

(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above, to the extent that investment can be turned into cash on not more than 30 days’ notice; or

(e)	any stocks payable in a freely convertible and transferable currency and which are listed on a stock exchange acceptable to the Majority Lenders.

EBITDA means, at any time and in respect of any Measurement Period, the consolidated profit on ordinary activities of the Group before taxation for the twelve month period ending at the end of such Measurement Period, but:

(a)	adjusted to exclude interest receivable and interest payable and other similar income or costs to the extent not already excluded;

(b)	adjusted to exclude any gain or loss realised on the disposal of fixed assets (whether tangible or intangible);

(c)	after adding back depreciation and amortisation charged which relates to such period;

(d)	adjusted to exclude any exceptional, one-off, non-recurring or extraordinary items; and

(e)	after deducting any profit arising out of the release of any provisions against a liability or charge and adding back any provision relating to long term assets or contracts,

as shown in the then most recent Financial Statements relevant to the twelve month period ending at the end of such Measurement Period.

Equity Ratio means, at any relevant time and in relation to a Measurement Period, the ratio of (a) the Shareholders’ Equity to (b) Total Assets.

Financial Statements means any of the Annual Financial Statements and/or the Semi-Annual Financial Statements referred to and defined as such in clause 19 (Information undertakings).

Gross Interest Bearing Debt means, at any relevant time, the interest bearing debt of the Group calculated on a consolidated basis as set out in the then most recent Financial Statements.

Measurement Period means each Financial Year of Cadeler A/S (for any Financial Year prior to the Financial Year in which the Share Exchange Completion occurs) and the Borrower (for the Financial Year in which the Share Exchange Completion occurs and for any subsequent Financial Year) and the first half year of each Financial Year of Cadeler A/S (for any Financial Year prior to the Financial Year in which the Share Exchange Completion occurs) and the Borrower (for the Financial Year in which the Share Exchange Completion occurs and for any subsequent Financial Year) for which Financial Statements are to be delivered to the Agent under clause 19.3 (Financial statements).

Net Interest Bearing Debt means, at any relevant time and in respect of a Measurement Period, the Gross Interest Bearing Debt minus Cash and Cash Equivalents, each as set out in the then most recent Financial Statements relevant to such Measurement Period.

Shareholders’ Equity means, at any time and in relation to a Measurement Period, the “total shareholders’ equity” for the Group shown (on the basis of book values) in the then most recent Financial Statements relevant to such Measurement Period.

Total Assets means, at any time and in relation to any Measurement Period, the aggregate of “total assets” of the Group as shown (on the basis of book values) in the then most recent Financial Statements relevant to such Measurement Period.

Working Capital means, at any time, the current assets less the current liabilities of the Group, each as shown in, and calculated in accordance with, the then most recent Financial Statements, but, adjusted by:

(a)	not including in “current assets” any “restricted cash” and including in “current assets” any undrawn and available amount of any committed loan or credit facility; and

(b)	not including in “current liabilities” (i) advance payments received under charter commitments which are classified as “current liabilities” under IFRS, (ii) “restricted cash” related to derivatives exposure already adjusted for under “current assets” or (iii) any “Current portion of long-term interest bearing debt” liabilities, each as shown in the then most recent Financial Statements relevant to such Measurement Period.

20.3	Financial condition

The Borrower shall procure that Cadeler A/S (up to the Share Exchange Completion) and the Borrower (on and from the Share Exchange Completion) shall (as applicable) ensure that throughout the Facility Period:

(a)	Equity Ratio: at all times during and in respect of each Measurement Period, the Equity Ratio shall be higher than 0.35:1.0;

(b)	Liquidity: the Group (on a consolidated basis) maintains at all times Cash and Cash Equivalents which are at all times not less than:

(i)	if at any relevant time the ratio of (1) the total forward-looking anticipated cash revenues of the Group from all legally binding and committed contracts for all the Fleet Vessels for a Measurement Period excluding all options and conditional or contingent payments (other than being conditional on performance of the relevant Group Member’s obligations under such charter commitments) and adjusted on a full cash basis by excluding any part of the revenue already paid (as the same is calculated by Cadeler A/S (up to the Share Exchange Completion) and the Borrower (on and from the Share Exchange Completion) to the satisfaction of the Agent) to (2) Net Interest Bearing Debt for the same Measurement Period is equal to or higher than 50%, the higher of €35,000,000 and 5% of the Gross Interest Bearing Debt; and

(ii)	at all other times, the higher of €50,000,000 and 7.5% of the Gross Interest Bearing Debt; and

(c)	Working Capital: at all times during and in respect of each Measurement Period, the Working Capital shall be higher than zero (0).

20.4	Financial testing

The financial covenants set out in clause 20.3 (Financial condition) shall be calculated in accordance with IFRS and tested by reference to each of the consolidated financial statements of Cadeler A/S or the Borrower (as applicable) delivered pursuant to clause 19.3 (Financial statements) and/or each Compliance Certificate delivered pursuant to clause 19.4 (Provision and contents of Compliance Certificate).

21	General undertakings

21.1	Undertaking to comply

The Borrower undertakes that this clause 21 will be complied with by it and in respect of each Group Member throughout the Facility Period.

21.2	Use of proceeds

The proceeds of the Utilisation shall be used exclusively for the purposes specified in clause 3 (Purpose) and, if requested by the Agent, the Borrower shall promptly provide to the Agent any supporting evidence reasonably requested to verify that the proceeds are being used for the funding of the Squeeze Out.

21.3	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)	carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.

21.4	Compliance with laws

The Borrower shall (and shall ensure that each other Group Member will), comply in all respects with all laws and regulations to which it may be subject where failure to comply is reasonably likely to have a Material Adverse Effect.

21.5	Anti-Corruption Laws and Anti-Money Laundering Laws

(a)	The Borrower shall not (and shall ensure that no other Group Member will) directly or indirectly:

(i)	use the proceeds of the Loan for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions; or

(ii)	engage in any activity or conduct which violates Anti-Corruption Laws or Anti-Money Laundering Laws.

(b)	The Borrower shall (and shall ensure that each other Group Member will):

(i)	conduct its businesses in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

21.6	Tax compliance

(a)	The Borrower shall (and shall ensure that each other Group Member will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 19.3 (Financial statements); and

(iii)	such payment can be lawfully withheld.

(b)	Except as approved by the Majority Lenders, the Borrower shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.

21.7	Change of business

Except as approved by all the Lenders (each such approval not to be unreasonably withheld or delayed), no substantial change will be made to the general nature of the business of the Borrower or the Group taken as a whole from that carried on at the date of this Agreement.

21.8	Listing

On the date falling no later than 5 Business Days after the Share Exchange Completion, the common shares of the Borrower shall become and remain listed on the Oslo Stock Exchange and the New York Stock Exchange or such other stock exchange acceptable to the Majority Lenders.

21.9	Permitted Reorganisation

(a)	Subject to paragraphs (b) and (e) below and except as approved by all the Lenders, the Borrower shall not (and shall ensure that no other Group Member will) enter into any amalgamation, demerger, merger, consolidation, redomiciliation, legal migration or corporate reconstruction (other than the solvent liquidation of any Group Member which is not the Borrower so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other Group Members, including for the avoidance of doubt, by way of any intra-Group mergers).

(b)	Subject to paragraphs (c) and (d) below, the Borrower (and each relevant Group Member) may enter into the Permitted Reorganisation.

(c)	The entry into the Permitted Reorganisation shall be subject to the following conditions:

(i)	the Borrower’s entry into any Security Document and/or any supplemental or replacement Security Document required in connection with the Permitted Reorganisation, as may be requested by the Agent (acting on the instructions of the Majority Lenders), in each case, in the agreed form and provided that any such documentation is requested at least five Business Days prior to the Share Exchange Offer; and

(ii)	on or prior to the Cadeler Holdings Acquisition, the Borrower’s delivery to the Agent of such documents and evidence as referred to in Part 3 (Conditions precedent to the Cadeler Holdings Acquisition) of Schedule 2 (Conditions precedent), in each case, in the agreed forms prior to the date of this Agreement and otherwise in a form and substance satisfactory to the Agent, at the cost and expense of the Borrower.

(d)	The Borrower shall procure that the Permitted Reorganisation is completed within 6 months of the Share Exchange Completion.

(e)	In the case of the Borrower only, the Borrower may enter into an amalgamation, demerger, merger, consolidation, redomiciliation, legal migration or corporate reconstruction if:

(i)	it is to be the surviving entity of such action;

(ii)	such action does not and would not be reasonably likely to cause a Material Adverse Effect;

(iii)	satisfactory “know your customer” checks by the Lenders have been completed; and

(iv)	no Default exists at the time of such action or would result from the same.

(f)	In connection with the Permitted Reorganisation, if requested by the Borrower in writing, the Finance Parties agree to release the existing Share Security over the shares in Cadeler A/S granted by the Borrower pursuant to a deed of release in such form acceptable to the Lenders, solely for the purpose of enabling the Cadeler Holdings Acquisition.

21.10	Further assurance

(a)	The Borrower shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent or the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security Interests created or intended to be created by the Borrower under, or evidenced by, the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or to protect or ensure the priority of such Security Interests or for the exercise of any rights, powers and remedies of the Security Agent and/or any other Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent and/or any other Finance Parties Security Interests over any property and assets of the Borrower located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or

(iv)	to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with clause 24.1 (Assignments by the Lenders).

(b)	The Borrower shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest (or the priority of any Security Interest) conferred or intended to be conferred on the Security Agent and/or any other Finance Parties by or pursuant to the Finance Documents.

21.11	Negative pledge in respect of Charged Property

Except as approved by the Lenders and for Permitted Security Interests, the Borrower will not grant or allow to exist any Security Interest over any Charged Property.

21.12	Sanctions

(a)	The Borrower shall not, and shall ensure that no other Group Member nor any of their respective directors or officers shall, and the Borrower shall use reasonable endeavours to procure that none of their respective employees shall, take any action, make any omission or use (directly or indirectly) any proceeds of the Loan (or lend, contribute or otherwise make available all or any part of such proceeds to any person) in a manner that:

(i)	is a breach of Sanctions; and/or

(ii)	causes (or will cause or would reasonably be expected to cause) a breach of Sanctions by any Finance Party.

(b)	The Borrower shall not (and shall ensure that no other Group Member nor any of their respective directors and officers shall) take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted Party.

(c)	The Borrower shall ensure that it shall not use any revenue or benefit derived from any activity or dealing with a Restricted Party for the purpose of discharging amounts owing to any Finance Party in respect of the Facility.

(d)	The Borrower shall, and shall procure that each other Group Member will, promptly upon becoming aware of the same, supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions.

(e)	The Borrower shall implement and maintain appropriate safeguards designed to prevent any action that would be contrary to paragraphs (a) to (d) above.

21.13	People with Significant Control (PSC) regime

The Borrower and each other Group Member shall:

(a)	within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from the Borrower; and

(b)	promptly provide the Agent with a copy of that notice.

22	Business restrictions

22.1	Undertaking to comply

Except as otherwise approved by the Majority Lenders, the Borrower undertakes that this clause 22 will be complied with throughout the Facility Period by and in respect of each person to which each relevant provision of this clause is expressed to apply.

22.2	General negative pledge

(a)	In this clause 22.2, Quasi-Security means an arrangement or transaction described in paragraph (c) below.

(b)	The Borrower shall not create or permit to subsist any Security Interest over any of its assets.

(c)	(Without prejudice to any other provision of this clause 22), the Borrower shall not:

(i)	sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms;

(ii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iii)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraphs (b) and (c) above do not apply to any Security Interest or (as the case may be) Quasi-Security, listed below:

(i)	those granted or expressed to be granted by any of the Security Documents;

(ii)	those granted or expressed to be granted in connection with the Permitted Reorganisation in favour of the Security Agent;

(iii)	any lien (other than maritime liens) arising by operation of law and in the ordinary course of business and not as a result of any default or omission by the Borrower;

(iv)	any payment or close out netting or set-off arrangement or any security arrangement pursuant to any foreign exchange transaction entered into by the Borrower;

(v)	rights of netting or set-off over credit balances on bank accounts but only to the extent related to bank fees on the relevant bank accounts; or

(vi)	in relation to Taxes not overdue, or, in the case of income and property taxes and assessments, which are being contested in good faith with due diligence and where the Borrower or the Group as a whole has adequate cash reserves in excess of such contested sums.

22.3	Loans and credit

The Borrower shall not be a creditor in respect of Financial Indebtedness other than in respect of:

(a)	loans or credit to another Group Member;

(b)	Financial Indebtedness owing to it by another Group Member;

(c)	trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities; and

(d)	loans to other Group Members arising under any cash pooling arrangements on a Group wide basis for cash management purposes of the Group.

22.4	Subsidiaries

The Borrower shall not establish or acquire a company or other entity which would be or become a Group Member or reactivate any dormant Group Member, provided that this provision shall not apply to any other Group Member.

22.5	Acquisitions and investments

The Borrower shall not acquire any person, business or make any investment in any person or business or undertaking or enter into any joint-venture arrangement except:

(a)	any acquisition pursuant to a disposal permitted under clause 22.6 (Disposals); and

(b)	any acquisition pursuant to the Squeeze Out or the Permitted Reorganisation,

provided that this restriction shall not apply to any other Group Member.

22.6	Disposals

The Borrower shall not enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of any of the Charged Assets, except as set out in this Agreement and in accordance with the Permitted Reorganisation.

22.7	Contracts and arrangements with Affiliates

The Borrower shall not be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm’s length basis.

22.8	Distributions and other payments by Group

The Borrower shall not:

(a)	declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or any warrants for the time being in issue;

(b)	repay or distribute any dividend or share premium reserve; or

(c)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

23	Events of Default

Each of the events or circumstances set out in this clause 23 (except clause 23.16 (Acceleration)) is an Event of Default.

23.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error or by a Disruption Event; and

(b)	payment is made in full within 5 Business Days of its due date.

23.2	Financial covenants; Sanctions

(a)	The Borrower does not comply with clause 20 (Financial covenants).

(b)	The Borrower does not comply with clause 21.12 (Sanctions).

23.3	Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in clause 23.1 (Non-payment) or clause 23.2 (Financial covenants; Sanctions) or any other provision of this clause 23).

(b)	No Event of Default under paragraph (a) above will occur if the Agent considers that the failure to comply is capable of remedy and the failure is remedied within fifteen (15) Business Days of the earlier of (A) the Agent giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

23.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless (in the case of any misrepresentation other than one under clauses 18.22 (Security and Financial Indebtedness) or 18.29 (Sanctions)) the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 5 Business Days of the Agent giving notice to the Borrower to do so.

(b)	Any representation or statement made or deemed to be made by the Borrower under clause 18.22 (Security and Financial Indebtedness) is or proves to have been incorrect or misleading in any material respect when made or when deemed to be made, unless the Agent considers that the circumstances giving rise to the misrepresentation are capable of remedy and are so remedied within fifteen (15) Business Days of the earlier of (A) the Agent giving notice to the Borrower and (B) the Borrower becoming aware of the misrepresentation.

23.5	Cross default

(a)	Any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).

(d)	The counterparty to a Treasury Transaction entered into by the Borrower becomes entitled to terminate that Treasury Transaction early by reason of an event of default (howsoever described).

(e)	Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

(f)	No Event of Default will occur under paragraphs (a) to (e) above if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (e) above is less than €10,000,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

(a)	The Borrower, Cadeler A/S or Cadeler Holdings:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Borrower, Cadeler A/S or Cadeler Holdings is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of the Borrower, Cadeler A/S or Cadeler Holdings. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

23.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower, Cadeler A/S or Cadeler Holdings;

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Borrower, Cadeler A/S or Cadeler Holdings;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower, Cadeler A/S or Cadeler Holdings or any of its assets (including the directors of the Borrower, Cadeler A/S or Cadeler Holdings requesting a person to appoint any such officer in relation to it or any of its assets); or

(iv)	enforcement of any Security Interest over any assets of the Borrower, Cadeler A/S or Cadeler Holdings,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement or, if earlier, the date on which it is advertised.

23.8	Creditors’ process

(a)	Any expropriation, attachment, sequestration, distress, execution or any other analogous process or enforcement action (including enforcement by a landlord) affects any asset or assets of the Borrower, Cadeler A/S or Cadeler Holdings for an amount in excess of €10,000,000 (or its equivalent in any other currency or currencies) and is not discharged within thirty (30) days.

(b)	Any judgment or order for an amount in excess of €10,000,000 (or its equivalent in any other currency or currencies) is made against the Borrower, Cadeler A/S or Cadeler Holdings and is not stayed or complied with within thirty (30) days.

23.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents or any Transaction Security ceases to be effective.

(b)	Any obligation or obligations of the Borrower under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document or any Transaction Security ceases to be in full force and effect or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

(d)	Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

23.10	Cessation of business

The Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

23.11	Expropriation

The authority or ability of the Borrower to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Borrower or any of its assets.

23.12	Repudiation and rescission of Finance Documents

The Borrower rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

23.13	Litigation

Either:

(a)	any litigation, alternative dispute resolution, arbitration or administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened; or

(b)	any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body is made,

in relation to any Finance Document or the transactions contemplated in any Finance Document or against the Borrower or any of its assets, rights or revenues which is reasonably likely to have a Material Adverse Effect.

23.14	Material Adverse Effect

Any event or circumstance occurs which has, or is reasonably likely to have, a Material Adverse Effect.

23.15	Political risk

(a)	Either (1) any Relevant Jurisdiction of the Borrower becomes involved in hostilities or civil war or (2) there is a seizure of power in any such Relevant Jurisdiction by unconstitutional means and such event or circumstance, has or is reasonably likely to have, a Material Adverse Effect.

(b)	No Event of Default under paragraph (a) above will occur if:

(i)	in the opinion of the Agent it is practicable for action to be taken by the Borrower to prevent the relevant event or circumstance having a Material Adverse Effect; and

(ii)	the Borrower takes such action to the Agent’s satisfaction within 14 days of notice from the Agent (specifying the relevant action to be taken) to do so.

23.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:

(a)	by notice to the Borrower:

(i)	cancel the Available Commitments of all the Lenders at which time they shall immediately be cancelled, and/or they shall immediately cease to be available for further utilisation; and/or

(ii)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loan be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(b)	exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Section 8 -  Changes to Parties

24	Changes to the Lenders

24.1	Assignments by the Lenders

Subject to this clause 24, a Lender (the Existing Lender) may assign any of its rights under any Finance Document to any of the following persons (the New Lender):

(a)	to another bank or financial institution; and

(b)	following the occurrence of an Event of Default under clause 23.1 (Non-Payment), clause 23.6 (Insolvency) or clause 23.7 (Insolvency proceedings) that is continuing, also to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, or to any insurance or reinsurance company, or to any other person.

24.2	Borrower consultation

An Existing Lender must consult with the Borrower for no more than 10 days (and for the avoidance of doubt there shall be no obligation to obtain the Borrower’s consent) before it may make an assignment under clause 24.1 (Assignments by the Lenders) unless (with respect to consultation with the Borrower only) the assignment is:

(a)	to another Lender or to an Affiliate of any Lender;

(b)	to a fund which is a Related Fund of that Existing Lender; or

(c)	made at a time when an Event of Default is continuing.

24.3	Other conditions of assignment

(a)	An assignment will only be effective:

(i)	on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrower and the other Finance Parties as it would have been under if it had been an Original Lender;

(ii)	on the Existing Lender and the New Lender entering into any documentation required for the New Lender to accede as a party to any Security Document to which the Existing Lender is a party in its capacity as a Lender and/or (if it will no longer have an Available Commitment or participation in the Facility) to remove the Existing Lender as a party to and/or beneficiary of any such Security Document and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(iii)	on the performance by the Agent of all necessary “know your customer” or similar checks under all applicable laws and regulations relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and

(iv)	if the total amount of participation and Commitment of the Existing Lender being assigned is not less than €1,000,000.

(b)	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

24.4	Processing fee

The New Lender shall, on the date upon which an assignment takes effect, pay to the Agent (for its own account) a fee of €5,000.

24.5	Processing expenses

The New Lender shall, in addition to any fee payable under clause 24.4 (Processing fee), promptly on demand, pay the Agent the amount of:

(a)	all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent in connection with any such assignment; and

(b)	any cost, loss or liability the Agent or the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such assignment.

24.6	Transfer costs and expenses relating to security

The New Lender shall, promptly on demand, pay the Agent and the Security Agent the amount of:

(a)	all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent to facilitate the accession by the New Lender to, or assignment or transfer to the New Lender of, any Security Document granted in favour of (among others) the Lenders and/or the benefit of any such Security Document and any appropriate registration of any such accession or assignment or transfer; and

(b)	any cost, loss or liability the Agent or the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such accession, assignment or transfer.

24.7	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of the Borrower;

(iii)	the application of any Basel Regulation to the transactions contemplated by the Finance Documents;

(iv)	the performance and observance by the Borrower or any other person of its obligations under the Finance Documents or any other documents; or

(v)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of:

(A)	the financial condition and affairs of the Borrower and their related entities in connection with its participation in this Agreement; and

(B)	the application of any Basel Regulation to the transactions contemplated by the Finance Documents;

(ii)	will continue to make its own independent appraisal of the application of any Basel Regulation to the transactions contemplated by the Finance Documents;

(iii)	has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(iv)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-assignment from a New Lender of any of the rights assigned under this clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under any Finance Document or by reason of the application of any Basel Regulation to the transactions contemplated by the Finance Documents or otherwise.

24.8	Procedure available for assignment

(a)	Subject to the conditions set out in clause 24.2 (Borrower consultation) and clause 24.3 (Other conditions of assignment) an assignment may be effected in accordance with paragraph (d) below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under paragraph (a) of clause 24.3 (Other conditions of assignment) which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable (and in any event within 5 Business Days) after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	The Borrower and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultation with them.

(d)	Οn the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Transfer Certificate;

(ii)	the Existing Lender will be released by the Borrower and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Transfer Certificate (but the obligations owed by the Borrower under the Finance Documents shall not be released); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(e)	Lenders may utilise procedures other than those set out in this clause 24.8 to assign their rights under the Finance Documents (but not, without the consent of the Borrower or unless in accordance with this clause 24.8 to obtain a release by the Borrower from the obligations owed to the Borrower by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 24.2 (Borrower Consultation) and clause 24.3 (Other conditions of assignment).

24.9	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under paragraph (a) of clause 24.3 (Other conditions of assignment), send a copy of that Transfer Certificate and such other documents to the Borrower.

24.10	Security over Lenders’ rights

(a)	In addition to the other rights provided to Lenders under this clause 24, each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(i)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank);

(ii)	any assignment to a special purpose vehicle set up by a Lender or Affiliate of any Lender where a charge, assignment or other Security Interest is to be created over securities issued by such special purpose vehicle in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and

(iii)	any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or other Security Interest shall:

(A)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security Interest for the Lender as a party to any of the Finance Documents; or

(B)	require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(b)	Notwithstanding any provision to the contrary, upon the enforcement of any charge, assignment or other Security Interest referenced under paragraph (a) above, the beneficiary thereof (the Beneficiary) shall deliver notice of that enforcement to the Agent, which shall take effect in accordance with its terms, and the Beneficiary shall, upon completion of the conditions referenced in paragraph (a)(iii) of Clause 24.3 (Other conditions of assignment) become a party as a New Lender in respect of the rights which are subject to that charge, assignment or Security Interest.

(c)	The Borrower undertakes to comply with all necessary formalities, if any, and take all steps necessary in order to ensure the enforceability, recognition or priority of the assignment, charge, pledge or Security Interest granted over any Lender’s rights under or pursuant to this Clause 24.10 and (as applicable) the enforcement thereof.

24.11	Pro rata interest settlement

(a)	In respect of any assignment pursuant to clause 24.8 (Procedure available for assignment) the Transfer Date of which, in each case, is not on the last day of an Interest Period:

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this clause 24.11, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this clause references to Interest Period shall be construed to include a reference to any other period for accrual of fees.

25	Changes to the Borrower

25.1	Assignment and transfers by the Borrower

Except with the prior written consent of all the Lenders, the Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Prohibition on Debt Purchase Transactions by the Group

The Borrower shall not, and the Borrower shall procure that each Group Member shall not, enter into any Debt Purchase Transaction or be a Lender or beneficially own all or any part of the share capital of a company that is or is to be a Lender or a party to a Debt Purchase Transaction of the type referred to in the definition of Debt Purchase Transaction.

25.3	Disenfranchisement of Debt Purchase Transactions entered into by Borrower Affiliates

(a)	For so long as a Borrower Affiliate (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(i)	in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or any agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, such Commitment shall be deemed to be zero; and

(ii)	for the purposes of clause 40.2 (All Lender matters), such Borrower Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purpose of paragraph (i) above (unless, in the case of a person not being a Borrower Affiliate, it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Borrower Affiliate (a Notifiable Debt Purchase Transaction), such notification to be substantially in the form set out in Part 1 of Schedule 7 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	No Lender shall knowingly enter into any Notifiable Debt Purchase Transaction unless such Notifiable Debt Purchase Transaction relates to the entirety of its Commitment in the Facility.

(d)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Borrower Affiliate,

such notification to be substantially in the form set out in Part 2 of Schedule 7 (Forms of Notifiable Debt Purchase Transaction Notice).

(e)	Each Borrower Affiliate that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of or addressed to, the Agent or one or more of the Lenders. For the avoidance of doubt the only information the Lender is entitled to receive are operational notices for that Lender in connection with their Commitment.

25.4	Borrower Affiliates’ notification to other Lenders of Debt Purchase Transactions

Any Borrower Affiliate which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00 pm on the Business Day following the day on which it entered into the Debt Purchase Transaction, notify the Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

Section 9 -  The Finance Parties

26	Roles of Agent, Security Agent and Mandated Lead Arranger

26.1	Appointment of the Agent and Security Agent

Each other Finance Party (other than the Security Agent) appoints:

(a)	the Agent to act as its agent under and in connection with the Finance Documents and as its agent and as trustee under the Security Documents;

(b)	the Security Agent to act as its agent and as trustee under the Finance Documents to which it is or is intended to be a party; and

(c)	the Security Agent as agent (in Danish: fuldmægtig and repræsentant) to receive and hold the Transaction Security under the Security Documents governed by Danish law on behalf of and for the benefit of the Finance Parties and to be entitled to exercise all rights and remedies under and in accordance with such Security Documents in its own name or in the name of any of the Finance Parties and the Security Agent agrees to receive and hold the Transaction Security accordingly. The Security Documents shall be granted by the Borrower to the Security Agent as agent (in Danish: fuldmægtig and repræsentant) for the Finance Parties in accordance with Section 18(1), cf. Section 1(2) of the Danish Capital Markets Act (in Danish: kapitalmarkedsloven). The Borrower acknowledges that the Security Agent shall act as agent (in Danish: fuldmægtig and repræsentant) for the Finance Parties.

26.2	Security Agent as trustee

The Security Agent declares that it holds the Security Property on trust for itself and the other Finance Parties on the terms contained in this Agreement.

26.3	Authorisation of Agent and Security Agent

Each of the Finance Parties authorises the Agent and the Security Agent:

(a)	to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent or (as the case may be) the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.

26.4	Instructions to Agent and the Security Agent

(a)	The Agent and the Security Agent shall:

(i)	subject to paragraphs (d) and (e) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or (as the case may be) the Security Agent in accordance with any instructions given to it by:

(A)	all the Lenders or the Majority Lenders (as the case may be) if the relevant Finance Document stipulates the matter requires such decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).

(b)	The Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent or (as the case may be) the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and, unless a contrary indication appears in a Finance Document, any instructions given to the Agent or (as the case may be) the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document requires the Agent or the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Agent’s or the Security Agent’s own position in its personal capacity as opposed to its role of the Agent or the Security Agent for the Finance Parties including, without limitation, clauses 26.9 (No duty to account) to clause 26.14 (Exclusion of liability), clause 26.20 (Confidentiality) to clause 27.6 (Custodians and nominees) and clauses 27.9 (Acceptance of title) to 27.12 (Disapplication of Trustee Acts).

(e)	If giving effect to instructions given by any other Finance Party or group of Finance Parties would (in the Agent’s or (as the case may be) the Security Agent’s opinion) have an effect equivalent to an amendment or waiver which is subject to clause 40 (Amendments and waivers), the Agent or (as the case may be) the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than itself) whose consent would have been required in respect of that amendment or waiver.

(f)	The Agent or the Security Agent may refrain from acting in accordance with any instructions of any other Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(g)	Without prejudice to the provisions of clause 28 (Enforcement of Transaction Security) and the remainder of this clause 26, in the absence of instructions, the Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

26.5	Legal or arbitration proceedings

Neither the Agent nor the Security Agent is authorised to act on behalf of another Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 26.5 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security.

26.6	Duties of the Agent and the Security Agent

(a)	The Agent’s and the Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent or (as the case may be) the Security Agent shall promptly:

(i)	(in the case of the Security Agent) forward to the Agent a copy of any document received by the Security Agent from the Borrower under any Finance Document; and

(ii)	forward to a Party the original or a copy of any document which is delivered to the Agent or (as the case may be) the Security Agent for that Party by any other Party.

(c)	Without prejudice to clause 24.9 (Copy of Transfer Certificate to Borrower), paragraph (b) above shall not apply to any Transfer Certificate.

(d)	Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	Without prejudice to clause 29.11 (Notification of prescribed events), if the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Mandated Lead Arranger or the Security Agent for their own account) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

26.7	Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

26.8	No fiduciary duties

Nothing in any Finance Document constitutes the Agent, the Security Agent or the Mandated Lead Arranger as a trustee or fiduciary of any other person except to the extent that the Security Agent acts as trustee for the other Finance Parties pursuant to clause 26.2 (Security Agent as trustee).

26.9	No duty to account

None of the Agent, the Security Agent or the Mandated Lead Arranger shall be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account.

26.10	Business with the Group

The Agent, the Security Agent and the Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower or other Group Member or their Affiliates.

26.11	Rights and discretions of the Agent and the Security Agent

(a)	The Agent and the Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or other Finance Parties or any group of Lenders or other Finance Parties are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)	in the case of the Security Agent, if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or (as the case may be) security trustee for the other Finance Parties) that:

(i)	no Default has occurred (unless (in the case of the Agent) it has actual knowledge of a Default arising under clause 23.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised.

(c)	Each of the Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below each of the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to it (and so separate from any lawyers instructed by the Lenders or any other Finance Party) if it, in its reasonable opinion, deems this to be desirable.

(e)	Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts (whether obtained by it or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent, the Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents, the Transaction Security and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s, the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct.

(g)	Unless any Finance Document expressly specifies otherwise, the Agent or the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or security trustee under this Agreement.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent nor the Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(j)	Neither the Agent nor the Mandated Lead Arranger shall be obliged to request any certificate, opinion or other information under clause 19 (Information undertakings) unless so required in writing by a Lender, in which case the Agent shall promptly make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.

26.12	Responsibility for documentation and other matters

None of the Agent, the Security Agent, the Mandated Lead Arranger, any Receiver or any Delegate is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Mandated Lead Arranger, the Borrower or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, the Transaction Security or the Security Property;

(c)	the application of any Basel Regulation to the transactions contemplated by the Finance Documents;

(d)	(in the case of the Security Agent) any loss to the Security Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)	the failure of the Borrower or any other party to perform its obligations under any Finance Document or the financial condition of any such person;

(f)	(save as otherwise provided in this clause 26) taking or omitting to take any other action under or in relation to the Security Documents;

(g)	failing to register any of the Security Documents in accordance with the provisions of the documents of title of the Borrower to any of the Charged Property;

(h)	any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under any Finance Document; or

(i)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise.

26.13	No duty to monitor

Neither the Agent nor the Security Agent shall be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party or the Borrower of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

26.14	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or Delegate), none of the Agent, the Security Agent, any Receiver nor any Delegate will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Property;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event), breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent, the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Agent, the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Property and any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate may rely on this clause subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)	Neither of the Agent or the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in any Finance Document shall oblige the Agent the Security Agent, or the Mandated Lead Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by any of the Finance Documents might be unlawful for any Finance Party or for any Affiliate of any Finance Party,

on behalf of any other Finance Party and each other Finance Party confirms to the Agent, the Security Agent and the Mandated Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or the Mandated Lead Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or any Delegate, any liability of the Agent, the Security Agent, any Receiver or any Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent, the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Agent, the Security Agent, any Receiver or any Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

26.15	Lenders’ indemnity to the Agent and others

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their being reduced to zero) indemnify the Agent, the Security Agent, every Receiver and every Delegate, within three Business Days of demand, against any Losses (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the relevant Agent’s, Security Agent’s Receiver’s or Delegate’s gross negligence or wilful misconduct) (or, in the circumstances contemplated pursuant to clause 34.10 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent, Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Agent, Security Agent, Receiver or Delegate has been reimbursed by the Borrower pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent or the Security Agent or any Receiver or Delegate pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent or the Security Agent to the Borrower.

26.16	Resignation of the Agent or the Security Agent

(a)	The Agent or the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively, the Agent or the Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent or Security Agent (after consultation with (in the case of the Agent) the Borrower) or (in the case of the Security Agent) the Agent may appoint a successor Agent or Security Agent.

(d)	If the Agent or the Security Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent or trustee and the Agent or the Security Agent is entitled to appoint a successor Agent or (as the case may be) the Security Agent under paragraph (c) above, the Agent or (as the case may be) the Security Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent or (as the case may be) the Security Agent to become a party to this Agreement as Agent or (as the case may be) the Security Agent) agree with the proposed successor Agent or (as the case may be) the Security Agent amendments to this clause 26 and any other term of this Agreement dealing with the rights or obligations of the Agent or (as the case may be) the Security Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the fee payable to it in its capacity as Agent or (as the case may be) the Security Agent under this Agreement which are consistent with the successor Agent’s or (as the case may be) the Security Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent or the retiring Security Agent, shall make available to the successor Agent or Security Agent such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or (as the case may be) the Security Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent or (as the case may be) the Security Agent for the amount of all costs and expenses (including legal fees) (together with any applicable VAT) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s or Security Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	(in the case of the Security Agent) the transfer or assignment of all the Transaction Security and the other Security Property to that successor and any appropriate filings or registrations, any notices of transfer or assignment and the payment of any fees or duties related to such transfer or assignment which the Security Agent considers necessary or advisable have been duly completed.

(g)	Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of clause 27.10 (Winding up of trust) and paragraph (e) above) but shall remain entitled to the benefit of clauses 15.3 (Indemnity to the Agent and the Security Agent) and 15.4 (Indemnity concerning security) and this clause 26 (and any agency or other fees for the account of the retiring Agent or the Security Agent in its capacity as such shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under clause 13.9 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to clause 13.9 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

26.17	Replacement of the Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent replace the Agent by appointing a successor Agent.

(b)	The retiring Agent shall (at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of clauses 15.3 (Indemnity to the Agent and the Security Agent) and this clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(e)	Paragraph (f) of clause 26.16 (Resignation of the Agent or the Security Agent) shall apply to any replacement of the Agent under this clause 26.17.

26.18	Replacement of the Security Agent

(a)	The Majority Lenders may, by notice to the Security Agent, require the Security Agent to resign in accordance with paragraph (b) of clause 26.16 (Resignation of the Agent or the Security Agent). In this event, the Security Agent shall resign in accordance with that paragraph but the cost referred to in paragraph (a) of clause 26.16 (Resignation of the Agent or the Security Agent) shall be for the account of the Borrower.

(b)	Any person appointed and replacing the Security Agent (or a successor Security Agent) shall automatically act as agent and representative (Da: fuldmægtig og repræsentant) in accordance with section 18(1), cf. section 1(2), of the Danish Capital Markets Act and be entitled to exercise all rights and remedies under and in accordance with this Agreement in its own name or in the name of any of the Finance Parties.

26.19	Information from the Finance Parties

Each Finance Party shall supply the Agent or the Security Agent with any information that the Agent or (as the case may be) the Security Agent may reasonably specify as being necessary or desirable to enable the Agent or (as the case may be) the Security Agent to perform its functions as Agent or (as the case may be) the Security Agent.

26.20	Confidentiality

(a)	In acting as agent or trustee for the Finance Parties, the Agent or (as the case may be) the Security Agent shall be regarded as acting through its agency, trustee or other division or department directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent or (as the case may be) the Security Agent, it may be treated as confidential to that division or department and the Agent or (as the case may be) the Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

26.21	Agent’s relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under clause 36.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer (or such other information) by that Lender for the purposes of clause 36.2 (Addresses) and clause 36.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.22	Information from the Finance Parties

Each Finance Party shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent to perform its functions as Agent.

26.23	Credit appraisal by the Finance Parties

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document and each other Finance Party confirms to the Agent, the Security Agent and the Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Borrower and other Group Members;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, the Transaction Security or the Security Property;

(c)	the application of any Basel Regulation to the transactions contemplated by the Finance Documents;

(d)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, the Transaction Security or the Security Property;

(e)	the adequacy, accuracy or completeness of any information provided by the Agent, the Security Agent, the Mandated Lead Arranger or any other Party or by any other person under or in connection with, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(f)	the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security Interest affecting the Charged Property.

26.24	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.25	Reliance and engagement letters

Each of the Agent, the Security Agent and the Mandated Lead Arranger may enter into any reliance letter or engagement letter relating to any valuations, reports, opinions or letters or advice or assistance provided by lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts in connection with the Finance Documents or the transactions contemplated in the Finance Documents on such terms as it may consider appropriate (including, without limitation, restrictions on the lawyer’s, accountant’s, tax adviser’s, insurance consultant’s, vessel manager’s, valuer’s, surveyor’s or other professional adviser’s or expert’s liability and the extent to which their valuations, reports, opinions or letters may be relied on or disclosed).

26.26	Amounts paid in error

(a)	If the Agent or the Security Agent pays an amount to another Party and the Agent or (as the case may be) the Security Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent or (as the case may be) the Security Agent.

(b)	Neither:

(i)	the obligations of any Party to the Agent or the Security Agent; nor

(ii)	the remedies of the Agent or the Security Agent,

(whether arising under this clause 26.26 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing (including, without limitation, any obligation pursuant to which an Erroneous Payment is made) which, but for this paragraph (b), would reduce, release, preclude or prejudice any such obligation or remedy (whether or not known by the Agent or (as the case may be) the Security Agent or any other Party).

(c)	All payments to be made by a Party to the Agent or Security Agent (whether made pursuant to this clause 26.26 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)	In this Agreement, “Erroneous Payment” means a payment of an amount by the Agent or the Security Agent to another Party which at the time of receipt of such payment by such other Party was not contractually due to it pursuant to the terms of this Agreement.

27	Trust and security matters

27.1	Undertaking to pay

(a)	The Borrower undertakes with the Security Agent as trustee for the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent as trustee for the Finance Parties all money from time to time owing to the other Finance Parties (in addition to paying any money owing under the Finance Documents to the Security Agent for its own account), and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

(b)	Each payment which the Borrower makes to another Finance Party in accordance with any Finance Document shall, to the extent of the amount of that payment, satisfy the Borrower’s corresponding obligation under paragraph (a) above to make that payment to the Security Agent.

27.2	Parallel debt

(a)	Additional definitions:

In this clause:

Corresponding Debt means any amount, other than any Parallel Debt, which the Borrower owes from time to time to a Finance Party under or in connection with the Finance Documents.

Parallel Debt means any amount which the Borrower owes to the Security Agent under clause 27.2(b) below or under that clause as incorporated by reference or in full in any other Finance Document.

(b)	The Borrower irrevocably and unconditionally undertakes to pay to the Security Agent its Parallel Debt which shall be amounts equal to, and in the currency or currencies of, its Corresponding Debt.

(c)	The Parallel Debt of the Borrower:

(i)	shall become due and payable at the same time as its Corresponding Debt; and

(ii)	is independent and separate from, and without prejudice to, its Corresponding Debt.

(d)	For the purposes of this clause 27.2, the Security Agent:

(i)	is the independent and separate creditor of each Parallel Debt;

(ii)	acts in its own name and not as agent, representative or trustee of the Finance Parties and its claims in respect of each Parallel Debt shall not be held on trust; and

(iii)	shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(e)	Other than as set out in clause 27.2(f) below, the undertaking to pay Parallel Debt shall not limit or affect the existence of the Corresponding Debt, for which the Finance Parties shall have an independent right to demand performance.

(f)	The rights of the Finance Parties to receive payment of the Corresponding Debt are several from the rights of the Security Agent to receive payment of the Parallel Debt, provided that the Parallel Debt of the Borrower shall be:

(i)	decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged; and

(ii)	increased to the extent that its Corresponding Debt has increased,

and the Corresponding Debt of the Borrower shall be:

(A)	decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged; and

(B)	increased to the extent that its Parallel Debt has increased,

in each case provided that the Parallel Debt of the Borrower shall never exceed its Corresponding Debt.

(g)	All amounts received or recovered by the Security Agent in connection with this clause 27.2 to the extent permitted by applicable law, shall be applied in accordance with clause 29.1 (Order of application).

(h)	This clause 27.2 shall apply, with any necessary modifications, to each Finance Document.

27.3	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	ascertain whether all deeds and documents which should have been deposited with it under or pursuant to any of the Security Documents have been so deposited;

(b)	require the deposit with it of any deed or document certifying, representing or constituting the title of the Borrower to any of the Charged Property;

(c)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(d)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(e)	take, or to require the Borrower to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security Interest under any law or regulation; or

(f)	require any further assurance in relation to any Security Document.

27.4	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Charged Property;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent requests it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

27.5	Common parties

Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the other Finance Parties and (as appropriate) security agent and trustee for all of the other Finance Parties. Where any Finance Document provides for an Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

27.6	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

27.7	Delegation by the Security Agent

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Finance Parties.

(c)	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

27.8	Additional trustees

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Finance Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrower and the Finance Parties of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

(d)	At the request of the Security Agent, the other Parties shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such Party irrevocably authorises the Security Agent in its name and on its behalf to do the same.

(e)	Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent.

(f)	The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

27.9	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that the Borrower may have to any of the Charged Property and shall not be liable for, or bound to require the Borrower to remedy, any defect in its right or title.

27.10	Winding up of trust

If the Security Agent, with the approval of the Agent, determines that:

(a)	all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged; and

(b)	no Finance Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to the Borrower pursuant to the Finance Documents,

then:

(i)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii)	any Security Agent which has resigned pursuant to clause 26.16 (Resignation of the Agent or the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

27.11	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

27.12	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

27.13	Examination of documents by the Agent

The Borrower hereby unconditionally and irrevocably agrees that the Agent’s responsibility for the examination of any Finance Document or any other document received with respect thereto shall be limited to ascertaining that such document appears on its face (or, if any such document is not only in English, the English translation or version of which appears on its face) to be in accordance with its description.

For the purposes of this clause 27.13, appearing on its face has the meaning given to that term in the latest version of the Uniform Customs Practice for Documentary Credits of the International Chamber of Commerce.

28	Enforcement of Transaction Security

28.1	Enforcement Instructions

(a)	The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise by the Majority Lenders.

(b)	Subject to the Transaction Security having become enforceable in accordance with its terms, the Majority Lenders may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security as they see fit.

(c)	The Security Agent is entitled to rely on and comply with instructions given in accordance with this clause 28.1.

28.2	Manner of enforcement

If the Transaction Security is being enforced pursuant to clause 28.1 (Enforcement Instructions), the Security Agent shall enforce the Transaction Security in such manner as the Majority Lenders shall instruct or, in the absence of any such instructions, as the Security Agent considers in its discretion to be appropriate.

28.3	Waiver of rights

To the extent permitted under applicable law and subject to clause 28.1 (Enforcement Instructions), clause 28.2 (Manner of enforcement) and clause 29 (Application of Proceeds), each of the Finance Parties and the Borrower waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any amount received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

28.4	Enforcement through Security Agent only

(a)	The other Finance Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising or to grant any consents or releases under the Security Documents except through the Security Agent or as required and permitted by this clause 28.4.

(b)	Where a Finance Party (other than the Security Agent) is a party to a Security Document that Finance Party shall:

(i)	promptly take such action as the Security Agent may reasonably require (acting on the instructions of the Agent) to enforce, or have recourse to, any of the Transaction Security constituted by such Security Document or, for such purposes, to exercise any right, power, authority or discretion arising or to grant any consents or releases under such Security Document or (subject to clause 40.6 (Releases)) to release, reassign and/or discharge any such Transaction Security or any guarantee or other obligations under any such Security Document; and

(ii)	not take any such action except as so required or (in the case of a release) for a release which is expressly permitted or required by the Finance Documents.

(c)	Each Finance Party (other than the Security Agent) which is party to a Security Document shall, promptly upon being requested by the Security Agent to do so, grant a power of attorney or other sufficient authority to the Security Agent or its legal advisers to enable the Security Agent or such legal advisers to enforce or have recourse in the name of such Finance Party to the relevant Transaction Security constituted by such Security Document or to exercise any such right, power, authority or discretion or to grant any such consent or release under such Security Document or to release, reassign and/or discharge any such Transaction Security on behalf of such Finance Party.

29	Application of proceeds

29.1	Order of application

All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this clause 29, the Recoveries) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this clause 29), in the following order of priority:

(a)	in discharging any sums owing to the Agent, the Security Agent (other than pursuant to clause 27.1 (Undertaking to pay) or clause 27.2 (Parallel debt)), any Receiver or any Delegate;

(b)	in discharging all costs and expenses incurred by any Finance Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;

(c)	in payment or distribution to the Agent on its own behalf and on behalf of the other Finance Parties for application in accordance with clause 34.5 (Partial payments);

(d)	if the Borrower is not under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to the Borrower; and

(e)	the balance, if any, in payment or distribution to the Borrower.

29.2	Security proceeds realised by other Finance Parties

Where a Finance Party (other than the Security Agent) is a party to a Security Document and that Finance Party receives or recovers any amounts pursuant to the terms of that Security Document or in connection with the realisation or enforcement of all or any part of the Transaction Security which is the subject of that Security Document then, subject to the terms of that Security Document and to the extent permitted by applicable law, such Finance Party shall account to the Security Agent for those amounts and the Security Agent shall apply them in accordance with clause 29.1 (Order of application) as if they were Recoveries for the purposes of such clause or (if so directed by the Security Agent) shall apply those amounts in accordance with clause 29.1 (Order of application).

29.3	Investment of cash proceeds

Prior to the application of any Recoveries in accordance with clause 29.1 (Order of application) the Security Agent may, in its discretion, hold:

(a)	all or part of any Recoveries which are in the form of cash; and

(b)	any cash which is generated by holding, managing, exploiting, collecting, realising or disposing of any proceeds of the Security Property which are not in the form of cash,

in one or more interest bearing suspense or impersonal accounts in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this clause 29.

29.4	Currency conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may:

(i)	convert any moneys received or recovered by the Security Agent from one currency to another; and

(ii)	notionally convert the valuation provided in any opinion or valuation from one currency to another,

in each case at the Security Agent’s spot rate of exchange for the purchase of that other currency with the currency in which the relevant moneys are received or recovered or the valuation is provided in the London foreign exchange market at or about 11:00 am (London time) on a particular day.

(b)	The obligations of the Borrower to pay in the due currency shall only be satisfied:

(i)	in the case of paragraph (a)(i) above, to the extent of the amount of the due currency purchased after deducting the costs of conversion; and

(ii)	in the case of paragraph (a)(ii) above, to the extent of the amount of the due currency which results from the notional conversion referred to in that paragraph.

29.5	Permitted Deductions

The Security Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

29.6	Good discharge

(a)	Any distribution or payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Finance Parties.

(b)	Any distribution or payment made as described in paragraph (a) above shall be a good discharge, to the extent of that payment or distribution, by the Security Agent to the extent of that payment.

(c)	The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the Secured Obligations owing to the relevant Finance Party are denominated pursuant to the relevant Finance Document.

29.7	Calculation of amounts

For the purpose of calculating any person’s share of any amount payable to or by it, the Security Agent shall be entitled to:

(a)	notionally convert the Secured Obligations owed to any person into a common base currency (decided in its discretion by the Security Agent), that notional conversion to be made at the spot rate at which the Security Agent is able to purchase the notional base currency with the actual currency of the Secured Obligations owed to that person at the time at which that calculation is to be made; and

(b)	assume that all amounts received or recovered as a result of the enforcement or realisation of the Security Property are applied in discharge of the Secured Obligations in accordance with the terms of the Finance Documents under which those Secured Obligations have arisen.

29.8	Release to facilitate enforcement and realisation

(a)	Each Finance Party acknowledges that, for the purpose of any enforcement action by the Security Agent or a Receiver and/or maximising or facilitating the realisation of the Charged Property, it may be desirable that certain rights or claims against the Borrower and/or under certain of the Transaction Security, be released.

(b)	Each other Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to effect such enforcement action and/or realisation including, to the extent necessary for such purpose, to execute release documents in the name of and on behalf of the other Finance Parties.

(c)	Where the relevant enforcement is by way of disposal of shares in the Borrower, the requisite release may include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against the Borrower and of all Security Interests over its assets.

29.9	Dealings with Security Agent

Each Finance Party shall deal with the Security Agent exclusively through the Agent.

29.10	Disclosure between Finance Parties and Security Agent

Notwithstanding any agreement to the contrary, each of the Borrower consents, until the end of the Facility Period, to the disclosure by any Finance Party to each other (whether or not through the Agent or the Security Agent) of such information concerning the Borrower as any Finance Party shall see fit.

29.11	Notification of prescribed events

(a)	If an Event of Default or Default either occurs or ceases to be continuing, the Agent shall, upon becoming aware of that occurrence or cessation, notify the Security Agent.

(b)	If the Security Agent enforces, or takes formal steps to enforce, any of the Transaction Security it shall notify each other Finance Party of that action.

(c)	If any Finance Party exercises any right it may have to enforce, or to take formal steps to enforce, any of the Transaction Security it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Finance Party of that action.

30	Reference Banks

30.1	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this clause 30 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

30.2	Third party Reference Banks

A Reference Bank which is not a Party may rely on clause 30 (Role of Reference Banks), paragraph (c) of clause 40.3 (Other exceptions) and clause 42 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

31	Finance Parties tax affairs

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

32	Finance Parties acting together

32.1	Finance Parties acting together

(a)	Notwithstanding clause 2.2 (Finance Parties’ rights and obligations), if the Agent makes a declaration under clause 23.16 (Acceleration) or notifies the other Finance Parties that it considers it is entitled to make such a declaration, the Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrower and any Group Members and generally administer the Facility in accordance with the wishes of the Majority Lenders. All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall take action independently against the Borrower or any of its assets without the prior consent of the Majority Lenders.

(b)	Paragraph (a) above shall not override clause 26 (Roles of Agent, Security Agent and the Mandated Lead Arranger) as it applies to the Security Agent.

33	Sharing among the Finance Parties

33.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from the Borrower other than in accordance with clause 34 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 34 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 34.5 (Partial payments).

33.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 34.5 (Partial payments) towards the obligations of the Borrower to the Sharing Finance Parties.

33.3	Recovering Finance Party’s rights

On a distribution by the Agent under clause 33.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Borrower, as between the Borrower and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower.

33.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the Borrower and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.

33.5	Exceptions

(a)	This clause 33 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings;

(ii)	the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and

(iii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Section 10 -  Administration

34	Payment mechanics

34.1	Payments to the Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

34.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 34.3 (Distributions to the Borrower) and clause 34.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

34.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with clause 35 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

34.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

34.5	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by the Borrower under those Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent or the Mandated Lead Arranger for their own account under those Finance Documents;

(ii)	secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 26.15 (Lenders’ indemnity to the Agent and others);

(iii)	thirdly, in or towards payment to the Lenders pro rata in the following order of:

(A)	first, any accrued interest, fee or commission due to them but unpaid under the Finance Documents;

(B)	secondly, any principal due to them but unpaid under this Agreement; and

(C)	thirdly, any other sum due to them but unpaid under the Finance Documents;

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid to the Finance Parties under the Finance Documents.

(b)	The Agent shall, if so directed by all the Lenders, vary the order set out in paragraphs (ii) to (iv) of paragraph (a) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

34.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

34.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

34.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, euro is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in euro on its due date.

(c)	Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in euro and, if they were incurred in a currency other than euro, the amount payable under the Finance Documents shall be the equivalent in euro of the relevant amount in such other currency on the date on which it was incurred.

(d)	All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than euro may be sold for euro and the Borrower which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale. Neither the Security Agent nor such Receiver will have any liability to the Borrower in respect of any loss resulting from any fluctuation in exchange rates after the sale.

34.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Interbank Market and otherwise to reflect the change in currency.

34.10	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 40 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 34.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

34.11	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, the Borrower or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with clause 34.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrower or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with clause 34.1 (Payments to the Agent) shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with clause 26.17 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with clause 34.1 (Payments to the Agent) shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with clause 34.2 (Distributions by the Agent).

35	Set-off

35.1	A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

36	Notices

36.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.

36.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of the Borrower or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name in Schedule 1 (The original parties) or that identified with Cadeler A/S in Schedule 1 (The original parties);

(b)	in the case of the Agent, the Security Agent and any other original Finance Party, that identified with its name in Schedule 1 (The original parties); and

(c)	in the case of each Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity,

or, in each case, any substitute address, or department or officer as the Borrower or Finance Party may notify to the Agent (or the Agent may notify to the other Finance Parties and the Borrower who are Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

36.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under clause 36.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this clause 36.3 will be deemed to have been made or delivered to the Borrower.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

36.4	Notification of address

Promptly upon changing its address, the Agent shall notify the other Parties.

36.5	Electronic communication

(a)	Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any such electronic communication or document as specified in paragraph (a) above to be made between the Borrower and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)	Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and, in the case of any electronic communication or document made or delivered by a Party to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)	Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement or any other Finance Document shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this clause 36.5.

36.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

36.7	Communication with Agent when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant parties directly. This provision shall not operate after a replacement Agent has been appointed.

37	Calculations and certificates

37.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

37.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

37.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.

38	Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

40	Amendments and waivers

40.1	Required consents

(a)	Subject to clause 40.2 (All Lender matters) and clause 40.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Borrower and the Agent (acting on the instructions of the Majority Lenders) and, if it affects the rights and obligations of the Agent, the consent of the Agent, and any such amendment or waiver will be binding on all the Finance Parties and the Borrower.

(b)	The Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 40.

(c)	Without prejudice to the generality of paragraphs (c), (d) and (e) of clause 26.11 (Rights and discretions of the Agent and the Security Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)	The Borrower agrees to any such amendment or waiver permitted by this clause 40 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of the Borrower.

(e)	Amendments to or waivers in respect of any Finance Document may only be agreed in writing.

40.2	All Lender matters

Subject to clause 40.5 (Replacement of Screen Rate) an amendment, waiver or discharge or release or a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(b)	the definition of “Last Availability Date” in clause 1.1 (Definitions);

(c)	the definition of “Repeating Representations” in clause 1.1 (Definitions);

(d)	an extension to the date of payment of any amount under the Finance Documents;

(e)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;

(f)	an increase in any Commitment or the Total Commitments;

(g)	an extension of any period within which the Facility is available for Utilisation;

(h)	any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;

(i)	a change to the Borrower;

(j)	clause 7.2 (Change of control) and the definition of “Change of Control” in clause 1.1 (Definitions);

(k)	clause 18.29 (Sanctions), clause 18.31 (Times when representations are made), clause 21.12 (Sanctions) and any of the definitions of “Sanctioned Country”, “Sanctions”, “Sanctions Advisory”, “Sanctions Authority”, “Sanctions List” and “Restricted Party” in clause 1.1 (Definitions);

(l)	any provision which expressly requires the consent or approval of all the Lenders;

(m)	clause 33 (Sharing among the Finance Parties);

(n)	clause 2.2 (Finance Parties’ rights and obligations), clause 5.1 (Delivery of the Utilisation Request), clause 7.1 (Illegality), clause 24 (Changes to the Lenders), clause 8.9 (Application of prepayments), this clause 40, clause 45 (Governing law) or clause 46.1 (Jurisdiction of English courts);

(o)	the order of distribution under clause 29.1 (Order of application);

(p)	the order of distribution under clause 34.5 (Partial payments) (unless clause 34.5(b) allows the Majority Lenders to vary such order);

(q)	the currency in which any amount is payable under any Finance Document;

(r)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	any guarantee and indemnity granted under any Finance Document;

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed; or

(s)	the release of any of the Transaction Security or any guarantee or other obligation or the circumstances in which any of the Transaction Security or any guarantee or other obligations under any Finance Document is permitted or required to be released under any of the Finance Documents, shall not be made, or given, without the prior consent of all the Lenders.

40.3	Other exceptions

(a)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, a Reference Bank or the Mandated Lead Arranger in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, the Security Agent, that Reference Bank or the Mandated Lead Arranger (as the case may be).

(b)	Notwithstanding clauses 40.1 and 40.2 and paragraph (c) above, the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

40.4	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Commitment, in ascertaining (i) the Majority Lenders or (ii) whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility, or the agreement of any specified group of Lenders, has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitment will be reduced by the amount of its Commitment and, to the extent that the reduction results in that Defaulting Lender’s Commitment being zero and it has no participation in the Loan, that Defaulting Lender shall be deemed not to be a Lender for the purposes paragraphs (i) and (ii) above.

(b)	For the purposes of this clause 40.4, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

40.5	Replacement of Screen Rate

(a)	Subject to clause 40.3 (Other exceptions), if a Screen Rate Replacement Event has occurred, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark in place of the Screen Rate; and

(ii)	any or all of the following:

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)	enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrower.

(b)	In this clause 40.5:

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Benchmark means:

(a)	the euro short term rate (€STR); or

at the discretion of all the Lenders

(b)	any other a reference rate which is:

(i)	formally designated, nominated or recommended as the replacement for the Screen Rate by:

(A)	the administrator of the Screen Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Screen Rate); or

(B)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (B) above;

(ii)	in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Screen Rate; or

(iii)	in the opinion of the Majority Lenders and the Borrower, an appropriate successor to the Screen Rate.

Screen Rate Replacement Event means, in relation to the Screen Rate:

(a)	the methodology, formula or other means of determining the Screen Rate has, in the opinion of the Majority Lenders and the Borrower materially changed;

(b)	any of the following applies:

(i)	either:

(A)	the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;

(ii)	the administrator of the Screen Rate publicly announces that it has ceased or will cease, to provide the Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate;

(iii)	the supervisor of the administrator of the Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued;

(iv)	the administrator of the Screen Rate or its supervisor announces that the Screen Rate may no longer be used; or

(v)	the supervisor of the administrator of that Screen Rate makes a public announcement or publishes information:

(A)	stating that the Screen Rate is no longer or, as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and

(B)	with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication; or

(c)	the administrator of the Screen Rate determines that the Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrower) temporary; or

(ii)	the Screen Rate is calculated in accordance with any such policy or arrangement for a period of no less than 15 Business Days; or

(d)	in the opinion of the Majority Lenders and the Borrower, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

40.6	Releases

Except with the approval of the Lenders or for a release which is expressly (including, without limitation, as required to effect the Permitted Reorganisation) permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release (nor shall any Finance Party, unless so directed by the Security Agent in accordance with clause 28.4 (Enforcement through Security Agent only), release):

(a)	any Charged Property from the Transaction Security; or

(b)	the Borrower from any of its guarantee or other obligations under any Finance Document.

40.7	Excluded Commitments

If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document (as relevant) or any other vote of Lenders under the terms of this Agreement within 30 Business Days of that request being made (unless the Borrower and the Agent agree to a longer time period in relation to any request):

(a)	its Commitment or its participation in the Loan shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments or the amount of the Loan has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

41	Confidential Information

41.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 41.2 (Disclosure of Confidential Information) and clause 41.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

41.2	Disclosure of Confidential Information

Any Finance Party may disclose (without the consent of the Borrower) to such Finance Party’s head office or to any of its Affiliates or Related Funds (such Affiliates and Related Funds, the Permitted Parties) or to any of its or its Affiliates’ officers, directors or employees and any other person:

(a)	in the case of a Lender, to (or through) whom that Lender assigns (or may potentially assign) all or any of its rights under the Finance Documents;

(b)	in the case of a Lender, to whom or for whose benefit that Finance Party charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to clause 24.10 (Security over Lenders’ rights);

(c)	in the case of a Lender, with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or the Borrower; or

(d)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; or

(e)	to whom, and to the extent that, information is required, permitted or requested to be disclosed by any court or tribunal of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation, and any Finance Party may disclose to any auditors, rating agencies or to its own or its Permitted Parties’ professional advisers, auditors or brokers or insurers or potential reinsurance brokers or direct or indirect credit protection providers and reinsurers or (with the consent of the Borrower, or if an Event of Default has happened and is continuing, with the approval of the Majority Lenders) to any other person, any information about the Borrower, the Group and the Finance Documents as that Finance Party shall consider appropriate.

41.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or the Borrower the following information:

(i)	name of the Borrower;

(ii)	country of domicile of the Borrower;

(iii)	place of incorporation of the Borrower;

(iv)	date of this Agreement;

(v)	clause 45 (Governing law);

(vi)	the names of the Agent and the Mandated Lead Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of Total Commitments;

(ix)	currency of the Facility;

(x)	type of Facility;

(xi)	ranking of Facility;

(xii)	the term of the Facility;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Borrower by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (i) to (xiv) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or the Borrower; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or the Borrower by such numbering service provider.

41.4	Disclosure of personal data

(a)	If the Borrower provides the Finance Parties with personal data of any individual as required by, pursuant to, or in connection with the Finance Documents, the Borrower represents and warrants to the Finance Parties that it has, to the extent required by law:

(i)	notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed;

(ii)	obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the Finance Parties,

in each case, in accordance with or for the purposes of the Finance Documents, and confirms that it is authorised by such individual to provide such consent on his/her behalf.

(b)	The Borrower agrees and undertakes to notify the Agent promptly upon becoming aware of the withdrawal by the relevant individual of his/her consent to the collection, processing, use and/or disclosure by any Finance Party of any personal data provided by the Borrower to any Finance Party.

(c)	Any consent given pursuant to this Agreement in relation to personal data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination of this Agreement.

41.5	Entire agreement

This clause 41 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

41.6	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

41.7	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made to any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body or the rules of any relevant stock exchange or pursuant to any applicable law or regulation pursuant to clause 41.2 (Disclosure of Confidential Information) except where such disclosure is made to any such person during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 41.

41.8	Continuing obligations

The obligations in this clause 41 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Borrower under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

42	Confidentiality of Funding Rates and Reference Bank Quotations

42.1	Confidentiality and disclosure

(a)	The Agent and the Borrower agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to clause 9.4 (Notification of rates of interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and the Borrower may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)	The Agent’s obligations in this clause 42 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under clause 9.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

42.2	Related obligations

(a)	The Agent and the Borrower acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and the Borrower undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and the Borrower agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to clause 42.1(c)(ii) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 42.

42.3	No Event of Default

No Event of Default will occur under clause 23.3 (Other obligations) by reason only of the Borrower’s failure to comply with this clause 42.

43	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

44	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Finance Party to another Finance Party or to the Borrower under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Section 11 -  Governing Law and Enforcement

45	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

46	Enforcement

46.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Notwithstanding paragraphs (a) and (b) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The original parties

Borrower

Name of Borrower:	Cadeler PLC
Jurisdiction of incorporation:	England
Registered office:	Avocet Court 8 Central Avenue St Andrews Business Park Norwich, NR7 0HR United Kingdom
Registered number:	16337636

Original Lenders and their Commitments

Name of Original Commercial Lender	Facility Office and notice details	Commitment (€)	Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
DNB Bank ASA	Dronning Eufemias Gate 30 0191, Oslo Norway Attention: Loan Admin Corporate E-mail Address: [REDACTED]	220,000,000	58/D/305668/DTTP (Norway)
Total Commitments:		220,000,000

The Agent

Name:	DNB Bank ASA
Facility office and notice details	Dronning Eufemias Gate 30 0191, Oslo Norway Attention: Agency Syndicated Loans E-mail Address: [REDACTED]

The Security Agent

Name:	DNB Bank ASA
Facility office and notice details	Dronning Eufemias Gate 30 0191, Oslo Norway Attention: Agency Syndicated Loans E-mail Address: [REDACTED]

The Mandated Lead Arranger

Name:	DNB Bank ASA
Facility office and notice details	Dronning Eufemias Gate 30 0191, Oslo Norway Attention: Loan Admin Corporate E-mail Address: [REDACTED]

Schedule 2

Conditions precedent

Part 1
Initial conditions precedent

1	Borrower’s corporate documents

(a)	A copy of the Constitutional Documents of the Borrower.

(b)	A copy of a resolution of the board of directors of the Borrower (or, if applicable, any committee of such board empowered to approve and authorise the following matters):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party (its Relevant Documents) and resolving that it execute, deliver and perform the Relevant Documents to which it is a party;

(ii)	authorising a specified person or persons to execute its Relevant Documents on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request and any Selection Notice) to be signed and/or despatched by it under or in connection with its Relevant Documents.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to its Relevant Documents and related documents.

(e)	A certificate of the Borrower (signed by an authorised signatory) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on the Borrower (as applicable) to be exceeded.

(f)	A copy of any power of attorney under which any person is appointed by the Borrower to execute any of its Relevant Documents on its behalf.

(g)	A copy of a certificate of no winding-up order in respect of the Borrower.

(h)	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

2	Legal opinions

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders, substantially in the form distributed to the Original Lenders and approved by the Agent prior to signing this Agreement and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:

(a)	a legal opinion of Norton Rose Fulbright LLP on matters of English law;

(b)	a legal opinion of Moalem Weitemeyer Advokatpartnerselskab on matters of Danish law; and

(c)	such other opinions or confirmations from relevant legal counsel selected by the Agent in respect of any matters in relation to this Agreement as the Agent shall deem necessary or desirable provided that such opinions or confirmations are requested at least five Business Days prior to the Share Exchange Offer.

3	Other documents and evidence

(a)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document provided that such Authorisation or other document, opinion or assurance is requested at least five Business Days prior to the Share Exchange Offer.

(b)	The Original Financial Statements.

(c)	The Fee Letters duly executed and evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 12 (Fees) and clause 17 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

4	People with Significant Control (PSC) regime

In respect of the Borrower, either:

(a)	a certificate of an authorised signatory of the Borrower certifying that:

(i)	each Group Member has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006; and

(ii)	no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of its shares,

together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of the Borrower, which is certified by an authorised signatory of the Borrower to be correct, complete and not amended or superseded as at a date no earlier than the date three Business Days before the date of this Agreement; or

(b)	a certificate of an authorised signatory of the Borrower certifying that it is not required to comply with Part 21A of the Companies Act 2006.

5	“Know your customer” information

Such documentation and information as any Finance Party may reasonably request through the Agent to comply with “know your customer” or similar identification procedures under all laws and regulations applicable to that Finance Party.

6	Squeeze Out conditions

(a)	Evidence that the Share Exchange Completion has occurred.

(b)	Copies of the Transaction Documents entered into or published on or before the Utilisation Date, including the final Share Exchange Offer documents and any squeeze-out / compulsory acquisition notice (including, without limitation, the statutory notice of commencement of the squeeze-out period).

(c)	To the extent relevant, a copy of any independent valuation report or equivalent expert report required by applicable law, any regulatory authority, the constitutional documents of the Borrower or Cadeler A/S or the Transaction Documents in connection with the Share Exchange Offer or the Squeeze Out, together with confirmation from the Borrower that no such opinion or report has been withdrawn, amended or qualified in any material respect.

Part 2
Conditions precedent before Utilisation

1	Corporate documents

(a)	If requested by the Agent, a certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended (or, to the extent that there have been any changes to such copy documents, the documents listed in paragraph 1 of Part 1 of this Schedule).

(b)	If requested by the Agent, a certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended (or, to the extent that there have been any changes to such copy documents, the documents listed in paragraph 1 of Part 1 of this Schedule).

2	Security

Duly executed and dated copies of the Cadeler A/S Share Security, together with all duly executed notices, acknowledgments, letters, transfers, certificates and other documents required to be delivered thereunder.

3	Legal opinions

The following further legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders, substantially in the form distributed to the Original Lenders and approved by the Agent prior to signing this Agreement in relation to Security Documents and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:

(a)	a legal opinion of Norton Rose Fulbright LLP on matters of English law;

(b)	a legal opinion of Moalem Weitemeyer Advokatpartnerselskab on matters of Danish law; and

(c)	such other opinions or confirmations from relevant legal counsel selected by the Agent in respect of any matters in relation to this Agreement as the Agent shall deem necessary or desirable provided that such opinions or confirmations are requested at least five Business Days prior to the Share Exchange Offer.

4	Fees and expenses

Evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 12 (Fees) and clause 17 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

5	People with Significant Control (PSC) regime

In respect of the Borrower, either:

(a)	a certificate of an authorised signatory of the Borrower certifying that:

(i)	each Group Member has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from the Borrower; and

(ii)	no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of its shares,

together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of the Borrower, which is certified by an authorised signatory of the Borrower to be correct, complete and not amended or superseded as at a date no earlier than the date three Business Days before the proposed Utilisation Date; or

(b)	a certificate of an authorised signatory of the Borrower certifying that it is not required to comply with Part 21A of the Companies Act 2006.

6	Share capital

Evidence that on the proposed Utilisation Date (immediately following utilisation), the Borrower will hold 100% of the shares in Cadeler A/S and all such shares will be fully paid up.

Part 3
Conditions precedent to the Cadeler Holdings Acquisition

1	Borrower’s corporate documents

(a)	A copy of the Constitutional Documents of the Borrower.

(b)	A copy of a resolution of the board of directors of the Borrower (or, if applicable, any committee of such board empowered to approve and authorise the following matters):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party in connection with the Cadeler Holdings Acquisition (its Relevant Documents) and resolving that it execute, deliver and perform the Relevant Documents to which it is a party in accordance with any local law requirements;

(ii)	authorising a specified person or persons to execute its Relevant Documents on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with its Relevant Documents.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to its Relevant Documents and related documents.

(e)	A certificate of the Borrower (signed by an authorised signatory) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on the Borrower (as applicable) to be exceeded.

(f)	A copy of any power of attorney under which any person is appointed by the Borrower to execute any of its Relevant Documents on its behalf.

(g)	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

2	Legal opinions

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders, substantially in the form distributed to the Original Lenders and approved by the Agent prior to signing this Agreement:

(a)	a legal opinion of Norton Rose Fulbright LLP on matters of English law; and

(b)	such other opinions or confirmations from relevant legal counsel selected by the Agent in respect of any matters in relation to this Agreement as the Agent shall deem necessary or desirable provided that such opinions or confirmations are requested at least five Business Days prior to the Share Exchange Offer.

3	Other documents and evidence

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Relevant Document or for the validity and enforceability of any Relevant Document provided that such Authorisation or other document, opinion or assurance is requested at least five Business Days prior to the Share Exchange Offer.

4	Share Security

Duly executed and dated copies of the CHL Share Security granted by the Borrower together with all duly executed notices, acknowledgments, letters, transfers, certificates and other documents required to be delivered thereunder.

5	Transfer documents

Copies of documentation in the agreed form evidencing that the Cadeler Holdings Acquisition has been or will be completed on the relevant date.

6	"Know your customer" information

Such documentation and information as any Finance Party may reasonably request through the Agent to comply with "know your customer" or similar identification procedures under all laws and regulations applicable to that Finance Party.

Schedule 3

Utilisation Request

From:	[Cadeler PLC]

To:	[DNB Bank ASA as Agent]

Dated:	[●]

Dear Sirs

Facility Agreement for a
Term Loan Facility of up to €220,000,000 dated [●] 2026 (the Facility Agreement)

1	We refer to the Facility Agreement. This is the Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow the Loan under the Facility on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)
Amount:	€[●]

3	The purpose of this Loan is [specify purpose complying with clause 3 (Purpose) of the Facility Agreement] [and its proceeds should be credited to [●] [specify account]].

4	We confirm that each condition specified in clause 4.3 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.

5	We request that the first Interest Period for this Loan be [3] Months.

6	This Utilisation Request is irrevocable and cannot be varied without the prior written consent of the Majority Lenders.

Yours faithfully

[

authorised signatory for

Cadeler PLC]

Schedule 4
Selection Notice

From:	Cadeler PLC

To:	[DNB Bank ASA as Agent]

Dated:	[●]

Dear Sirs

Facility Agreement for a
Term Loan Facility of up to €220,000,000 dated [●] 2026 (the Facility Agreement)

1	We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We request that the next Interest Period for this Loan to be [●] Months.

3	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
Cadeler PLC

Schedule 5

Form of Transfer Certificate

To:	[DNB BANK ASA] as Agent

From:	[The Existing Lender], a company incorporated in [insert jurisdiction of incorporation] (the Existing Lender), and [The New Lender], a company incorporated in [insert jurisdiction of incorporation] (the New Lender)

Dated:

Facility Agreement for a
Term Loan Facility of up to €220,000,000 dated [●] 2026 (the Facility Agreement)

1	We refer to the Facility Agreement. This agreement (the Agreement) shall take effect as a Transfer Certificate for the purposes of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2	We refer to clause 24.8 (Procedure for assignment) of the Facility Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement and the other Finance Documents which correspond to that portion of the Existing Lender’s Commitment and participations in the Loan under the Facility Agreement as specified in Schedule 1.

(b)	The Existing Lender is released from the obligations owed by it which correspond to that portion of the Existing Lender’s Commitment and participations in the Loan under the Facility Agreement specified in Schedule 1 (but the obligations owed by the Borrower under the Finance Documents shall not be released).

(c)	On the Transfer Date the New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

(d)	The proposed Transfer Date is [●].

(e)	The Facility Office and address, email address and attention details for notices of the New Lender for the purposes of clause 36.2 (Addresses) of the Facility Agreement are set out in Schedule 1.

3	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in clause 24.7 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

4	The New Lender confirms, for the benefit of the Agent and without liability to the Borrower, that it is [a Qualifying Lender (other than a Treaty Lender)][a Treaty Lender][not a Qualifying Lender].

5	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

6	[The New Lender provides a QPP Certificate in the form set out in Schedule 2.]

7	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●], so that interest payable to it by the Borrower is generally subject to full exemption from UK withholding tax and that it wishes that scheme to apply to the Facility Agreement.]

8	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with clause 24.9 (Copy of Transfer Certificate to Borrower) of the Facility Agreement, to the Borrower (on behalf of the Borrower) of the assignment referred to in this Agreement.

9	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10	This Agreement and any non-contractual obligations connected with it are governed by English law.

11	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Transfer Certificate may not assign a proportionate share of the Existing Lender's interest in the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect an assignment of such a share in the Existing Lender's interest in the Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

Schedule 1

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address, email address and attention details for notices and account details for payments.]

[Existing Lender] [New Lender]

By:      By:

This Agreement is accepted by the Agent as a Transfer Certificate for the purposes of the Facility Agreement and the Transfer Date is confirmed as [●].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[DNB BANK ASA] as Agent

By:

Schedule 2

Form of New Lender QPP Certificate1

To:	Cadeler PLC as the Borrower

From:	[Name of New Lender]

Dated:	[●]

Facility Agreement for a
Term Loan Facility of up to €220,000,000 dated [●] 2026 (the Facility Agreement)

1	We refer to the Facility Agreement. This is a QPP Certificate. Terms defined in the Facility Agreement have the same meaning in this QPP Certificate unless given a different meaning in this QPP Certificate.

2	We confirm that:

(a)	we are beneficially entitled to all interest payable to us as a Lender under the Loan;

(b)	we are a resident of a qualifying territory; and

(c)	we are beneficially entitled to the interest which is payable to us on the Loan for genuine commercial reasons, and not as part of a tax advantage scheme.

These confirmations together form a creditor certificate.

3	In this QPP Certificate the terms "resident", "qualifying territory", "scheme", "tax advantage scheme" and "creditor certificate" have the meaning given to them in the Qualifying Private Placement Regulations 2015 (2015 No. 2002).

[Name of New Lender]

By:

[This QPP Certificate is required where a lender is a person eligible for the UK withholding tax exemption for qualifying private placements; a separate QPP Certificate should be provided by each such lender.]

1 A QPP Certificate is to be executed alongside the Transfer Certificate if the New Lender is a person eligible for the UK withholding tax exemption for qualifying private placements.

Schedule 6
Form of Compliance Certificate

To:	[DNB BANK ASA] as Agent

From:	Cadeler PLC, a public limited company incorporated in England, as the Borrower

Dated: [●]

Dear Sirs

Facility Agreement for a
Term Loan Facility of up to €220,000,000 dated [●] 2026 (the Facility Agreement)

1	Financial Covenants

I/We confirm that as at the Measurement Period ended on [30 June] [31 December] [●]:

(a)	Equity Ratio: the Equity Ratio is [●]:1.0, calculated as shown in Appendix A and compared against a minimum ratio which is 0.35:1.0.

(b)	Liquidity: [Cadeler A/S] [Cadeler PLC] (on a consolidated basis) maintains Cash and Cash Equivalents of €[●], calculated as shown in Appendix B and compared against a minimum required amount of €[●].

(c)	Working Capital: the Working Capital was higher than zero (0), being €[●], calculated as shown in Appendix C.

Default

[I/We confirm that no Default has occurred and is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

Signed by:

Chief Financial Officer
CADELER PLC

Schedule 7

Forms of Notifiable Debt Purchase Transaction Notice

Part 1
Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:      DNB Bank ASA as Agent

From: [The Lender]

Dated:

Facility Agreement for a
Term Loan Facility of up to €220,000,000 dated [●] 2026 (the Facility Agreement)

1	We refer to clause 25.3(b) (Disenfranchisement of Debt Purchase Transactions entered into by Borrower Affiliates) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2	We have entered into a Notifiable Debt Purchase Transaction.

3	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates

[•]	[insert amount (of Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Part 2
Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with Borrower Affiliate

To:	DNB Bank ASA as Agent

From: [The Lender]

Dated:

Facility Agreement for a
Term Loan Facility of up to €220,000,000 dated [●] 2026 (the Facility Agreement)

1	We refer to clause 25.2 (Prohibition on Debt Purchase Transactions by the Group) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [●] has [terminated]/[ceased to be with a Borrower Affiliate].

3	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[●]	[insert amount (of Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Schedule 8

Form of QPP Certificate2

To:	Cadeler PLC as the Borrower

From:	[Name of Lender]

Dated:	[●]

Facility Agreement for a
Term Loan Facility of up to €220,000,000 dated [●] 2026 (the Facility Agreement)

1	We refer to the Facility Agreement. This is a QPP Certificate. Terms defined in the Facility Agreement have the same meaning in this QPP Certificate unless given a different meaning in this QPP Certificate.

2	We confirm that:

(a)	we are beneficially entitled to all interest payable to us as a Lender under the Loan;

(b)	we are a resident of a qualifying territory; and

(c)	we are beneficially entitled to the interest which is payable to us on the Loan for genuine commercial reasons, and not as part of a tax advantage scheme.

These confirmations together form a creditor certificate.

3	In this QPP Certificate the terms "resident", "qualifying territory", "scheme", "tax advantage scheme" and "creditor certificate" have the meaning given to them in the Qualifying Private Placement Regulations 2015 (2015 No. 2002).

[Name of Lender]

By:

[This QPP Certificate is required where a lender is a person eligible for the UK withholding tax exemption for qualifying private placements; a separate QPP Certificate should be provided by each such lender.]

2 A QPP Certificate is to be executed if the Original Lender is a person eligible for the UK withholding tax exemption for qualifying private placements.

Schedule 9
Form of Extension Request

From:	Cadeler PLC as Borrower

To:	DNB Bank ASA as Agent

Dated:	[●]

Facility Agreement for a
Term Loan Facility of up to €220,000,000 dated [●] 2026 (the Facility Agreement)

We refer to the Facility Agreement. This is the [First][Second]] Extension Request. Terms defined in the Facility Agreement have the same meaning in this Extension Request unless given a different meaning in this Extension Request.

We refer to clause 6.2 (Extension options) of the Facility Agreement.

We wish to request the following extension:

Extension requested: Extension of the [Final Maturity Date] [Extension Date A] relating to all the Commitments to [Extension Date A] [Extension Date B].

We confirm that each condition specified in clause 6.2 (Extension options) of the Facility Agreement is satisfied on the date of this Extension Request.

This Extension Request is irrevocable.

authorised signatory for

Cadeler PLC

SIGNATURES

THE BORROWER

CADELER PLC

By:	/s/ Alexander Simmonds
Alexander Simmonds
Authorised Signatory

€220m Squeeze Out Financing – Cadeler PLC – Signature pages

THE AGENT

DNB BANK ASA

By:	/s/ Ioulia Papadopoulou
Ioulia Papadopoulou

THE SECURITY AGENT

DNB BANK ASA

By:	/s/ Ioulia Papadopoulou
Ioulia Papadopoulou

THE MANDATED LEAD ARRANGER

DNB BANK ASA

By:	/s/ Ioulia Papadopoulou
Ioulia Papadopoulou

THE ORIGINAL LENDERS

DNB BANK ASA

By:	/s/ Ioulia Papadopoulou
Ioulia Papadopoulou

€220m Squeeze Out Financing – Cadeler PLC – Signature pages